Exhibit 2.6
INVESTORS RIGHTS AGREEMENT
THIS INVESTORS RIGHTS AGREEMENT (this “Agreement”), dated June 9, 2009, is entered into by and among:
(i)	Leo Technology Limited , a limited liability company organized and existing under the laws of the British Virgin Islands (the “Company”);

(ii)	China Techfaith Wireless Communication Technology Limited, a company organized and existing under the laws of the Cayman Islands (the “Listco”);

(iii)	Techfaith Wireless Technology Group Limited, a company established under the laws of British Virgin Islands which is a directly wholly owned subsidiary of Listco (“TechFaith BVI”);

(iv)	Techfaith Interactive Technology (Beijing) Limited (), a company organized under the laws of the PRC, also known as “One Net Entertainment Limited ( — )” (the “WFOE”);

(v)	Beijing Techfaith Interactive Internet Technology Limited (), a company organized under the laws of the PRC (the “Operating Company”);

(vi)	the individuals as set forth in Schedule I attached hereto (collectively, the “Founders”);

(vii)	the entities as set forth in Schedule II attached hereto (collectively, the “Note Purchasers”); and

(viii)	Infiniti Capital Limited, a company incorporated under the laws of British Virgin Islands (the “Share Purchaser”, together with the Note Purchasers, the “Investors”).
Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
(A)
The Convertible Note and Share Purchase Agreement dated as of May 15, 2009 (the “Purchase Agreement”) by and among the Company, the Note Purchasers, the Share Purchaser, and certain other parties thereto provides that the execution and delivery of this Agreement by the Parties hereto is a condition precedent to the consummation of the Closing contemplated thereunder.

(B)
The Parties seek to enter into this Agreement to set out the terms governing the rights and obligations of the Parties subsequent to the consummation of the Closing contemplated under the Purchase Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
SECTION 1 INTERPRETATION
1.1 Definitions. The following terms shall have the meanings ascribed to them below:
“Action” means any charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x). In the case of a natural person, the term “Affiliate” also includes his/her Relatives, and any Affiliates of his/her Relatives. For purposes of this Agreement, each Group Company and each Listco Group Company shall be deemed an Affiliate of each other.
“Approved Annual Budget” means the Annual Budget and Business Plan duly approved by the Class B Majority Holders under Section 4.1 hereof.
“Auditors” means a reputable accountancy firm duly appointed by the Board to audit the Company’s annual consolidated financial statements, which firm shall be reasonably satisfactory to the Class B Majority Holders, or if the Class B Majority Holders and the Board could not reach an agreement with the appointment, a Big Four Accounting Firm.
“Benefit Plan” means any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan which provides or provided benefits for any employee, officer, consultant, and/or director or with respect to which contributions are or have been made on account of an employee, officer, consultant, and/or a director.
“Big Four Accounting Firm” means one of the four largest international accountancy firms in the world.
“Board” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC.
“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.
“Circular 75” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies issued by SAFE on October 21, 2005.
“Class B Majority Holders” means, as of any given time, holders holding no less than 75% of, collectively, the then outstanding Ordinary Shares issued upon conversion of Class B Ordinary Shares, the Ordinary Shares issuable upon conversion of the then outstanding Class B Ordinary Shares, and the Ordinary Shares issuable upon conversion of Class B Ordinary Shares issuable upon conversion of the then outstanding Notes, calculated on an as-converted basis.

“Class B Ordinary Shares” means Class B Ordinary Shares of the Company, $0.01 per share, which shares are convertible into Ordinary Shares in accordance with the terms of the Memorandum of Association and Articles of Association of the Company (the “Memorandum and Articles”).
“Closing” has the meaning ascribed thereto in the Purchase Agreement.
“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (5 0%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.
“Controlling Documents” means, collectively, (i) an exclusive business cooperation agreement between the WFOE and the Operating Company dated as of May 14, 2009, (ii) an equity pledge agreement dated as of May 14, 2009 among the WFOE, the Operating Company, Ms. YUE Hongmei () (PRC Identification Card No: 220281197807140023) and Mr. YUE Hongwei () (PRC Identification Card No: 220281197304222617) (the “Pledge Agreement”), (iii) a loan agreement dated as of May 14, 2009 between the WFOE and each of Ms. YUE Hongmei () and Mr. YUE Hongwei (), (iv) an exclusive option agreement dated as of May 14, 2009 among the WFOE, the Operating Company, Ms. YUE Hongmei () and Mr. YUE Hongwei (), (v) an irrevocable proxy issued by Ms. YUE Hongmei () and Mr. YUE Hongwei () in favor of the WFOE dated as of May 14, 2009, (vi) a computer software copyright pledge framework agreement between the WFOE and the Operating Company dated as of May 14, 2009, and (vii) a framework agreement among the WFOE, the Operating Company, Ms. YUE Hongmei () and Mr. YUE Hongwei () dated as of May 14, 2009, each as amended from time to time.
“Equity Pledge Agreement” means a certain equity pledge agreement between the Company and the Note Purchasers dated as of June 9, 2009.
“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.
“Guarantee” means certain guarantees delivered by Listco to the Investors at the Closing.
“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.
“Group” means, collectively, the Company and its Subsidiaries, including without limitation, the Company, the WFOE and the Operating Company.
“Group Company” means a member of the Group.
“Group Parties” means the Group Companies, Listco and Techfaith BVI.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with US GAAP or PRC GAAP, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.
“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and mask work registrations and applications therefor, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.
“Laws” means any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all Governmental Order.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.
“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.
“Listco Group” means, collectively, Listco and its Subsidiaries.
“Listco Group Company” means any member of the Listco Group.
“Management Rights Letter” means a certain management rights letter delivered by the Company to IDG-Accel China Growth Fund II L.P. at the Closing.
“Material Contracts” shall have the meaning set forth in the Purchase Agreement.
“New Securities” means any Equity Securities of the Company issued after the date hereof, excluding (i) the Ordinary Shares issued upon conversion of the Class B Ordinary Shares issued under the Purchase Agreement or upon the conversion of the Notes, (ii) the Class B Ordinary Shares issued under the Purchase Agreement or upon the conversion of the Notes, (iii) Ordinary Shares and options therefor issued pursuant to the ESOP, (iv) any Ordinary Shares issued pursuant to a Qualified Public Offering, and (v) any Equity Securities issued as a result of any stock split, stock dividend, reclassification, reorganization or similar event with respect to Ordinary Shares as duly approved by the board of directors.
“Noteholder Majority” means, as of any given time, the holders of at least a majority of the Ordinary Shares issued or issuable upon conversion of the Class B Ordinary Shares issued or issuable upon conversion of the Notes (excluding any that have been redeemed by the Company).
“Notes” means the Senior Secured Convertible Promissory Note issued by the Company to the Note Purchasers pursuant to the Purchase Agreement.
“Notice 106” means the Implementing Rules for Circular 75 issued by SAFE on May 31, 2007.
“Ordinary Shares” means the Company’s Ordinary Shares, par value US$0.01 per share.
“Ordinary Share Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or such other share capital, including without limitation, the Notes and Class B Ordinary Shares.
“Permitted Liens” means (i) Liens for Taxes not yet due or payable or the validity of which are being contested, and (ii) Liens incurred in the ordinary course of business consistent with past practice, which (x) do not in the aggregate materially detract from the value or use of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.
“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.
“PRC GAAP” means generally accepted accounting principles in the PRC, consistently applied.
“Prohibited Person” means any Person that is (i) a national or resident of any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any Person on, any list maintained by the United States government in respect of United States export control and sanctions laws, including the Denied Persons List, Entity List and Unverified List maintained by the United States Department of Commerce, the Debarred List maintained by the United States State Department, any Designated/Blocked Nationals exclusion lists maintained by the United States Treasury Department, and any similar list promulgated by the United States government; (iii) subject to the sanctions administered or enforced by the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (iv) a member of any PRC military organization, or (v) otherwise identified by a U.S. Governmental Authority as a Person with whom business transactions, including exports and re-exports, are restricted.
“Qualified Public Offering” means a firm commitment underwritten initial public offering of Ordinary Shares on the New York Stock Exchange, the NASDAQ, NYSE Alternext (formerly known as the American Stock Exchange), or any other internationally recognized stock exchange outside the PRC reasonably acceptable to Class B Majority Holders, with publicly traded Ordinary Shares immediately following such offering representing no less than 25% of the fully-diluted share capital of the Company immediately following the offering, at a price per share in the public offering that values the Company at more than US$200 million immediately prior to such public offering.
“Related Party” means any officer, director, supervisory board member, or holder of any Equity Security of any Listco Group Company, and any Affiliate of any of the foregoing, except that, with respect to the Listco, the term “Related Party” shall not include any holder of Equity Securities of Listco who is not required to file a statement of beneficial ownership with the SEC with respect to an interest in Listco or has no such statement of beneficial ownership on file with the SEC.
“Relatives” of a natural person means the spouse of such person, and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, or niece of such person, and the spouse of the foregoing persons.
“Representatives” means, with respect to a Person, such Person’s Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including, without limitation, their agents, employees, officers, and directors.
“SAFE” means the State Administration of Foreign Exchange of the PRC.
“SAFE Rules and Regulations” means collectively, the Circular 75, Notice 106, and any other applicable SAFE rules and regulations.
“Security Documents” means collectively, the Guarantees, and Equity Pledge Agreement.
“Share Purchaser Majority” means, as of any given time, the holders, if any, of at least a majority of the Class B Ordinary Shares issued by the Company pursuant to the Purchase Agreement.
“Subsidiary” means, with respect to any given Person, any other Person that is not a natural person and that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Government Authority in connection with item described in clause (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.
“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.
“Trade Sale” means any of the following events:
(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or reorganization or other transaction or series of related transactions, in which the shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization, do not own more than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement, reorganization or other transactions, or any transaction or series of related transactions to which any Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;
(2) a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (including without limitation its equity interest in its Subsidiaries), or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company; or
(3) the sale, transfer or other disposition of all or substantially all of any Group Company’s outstanding capital stock (or any series of related transactions resulting in such sale, pledge, transfer or other disposition of all or substantially all of any Group Company’s outstanding capital stock).
“Transaction Documents” means this Agreement, the Notes, the Controlling Documents, the Purchase Agreement, the Management Rights Letter, the Security Documents, and each director indemnification agreement entered into between the Company and each Investor Director as of the date hereof (such director indemnification agreements, collectively, the “Director Indemnification Agreements”).
“US GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Annual Budget and Business Plan	Section 3.1(c)
Arbitration Notice	Section 12.2(a)
CFC	Section 9.14(b)
Co-Sale Shares	Section 5.3(b)(1)
Code	Section 9.14(a)
Company	Preamble
Compulsory Sale	Section 7.1
Dispute	Section 12.2(a)
ESOP	Section 9.6
Force Majeure Event	Section 9.16(c)
Founders	Preamble
Gross-up Amount	Section 9.15(a)
HKIAC	Section 12.2(b)
HKIAC Rules	Section 12.2(b)
International Taxes	Section 9.15(a)
Investor Directors	Section 2.2(a)(2)
Investors	Preamble
Instrument of Accession	Section 5.1
Issuance Notice	Section 6.2
Listco	Preamble
Note Purchaser Director	Section 2.2(a)(1)
Note Purchasers	Preamble
Offered Shares	Section 5.3(a)(1)
Operating Company	Preamble
Ordinary Directors	2.2 (a) (3)
Participating Investor	Section 5.3(a)(2)(C)
Partnership Election	Section 9.14(c)
Party	Preamble
PFIC	Section 9.14(a)
Principal Tribunal	Section 12.2(i)(1)
Prospective Purchaser	Section 7.1
Purchase Agreement	Recitals
Reallotment Notice	Section 5.3(a)(2)(B)
Reallotment Period	Section 5.3(a)(2)(C)
Reallotment Shares	Section 5.3(a)(2)(B)
Relevant Fiscal Year	Section 9.16(a)
Restricted Business	Section 10.1 (a)
Security Holder	Section 9.1
Selling Investor	Section 5.3(b)(1)
Share Purchaser	Preamble
Share Purchaser Director	Section 2.2(a)(2)
Techfaith BVI	Preamble
Transfer	Section 5.1
Transfer Notice	Section 5.3(a)(1)
Transferor	Section 5.3(a)(1)
WFOE	Preamble
WFOE Board	Section 2.2(b)

1.3 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under PRC GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the expressions “Investor”, “Share Purchaser” and “Note Purchaser” shall, unless the context prohibits, include their respective successors, transferees and assigns and any Persons deriving title under them, and (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
SECTION 2 BOARD OF DIRECTORS; SHAREHOLDER MEETING
2.1 Board Size. The size of the Board shall at all times be five (5) directors.
2.2 Board Composition.
(a) The composition of the Board shall be determined as follows:
(1) the Noteholder Majority shall have the right to designate, from time to time, one (1) individual (the “Note Purchaser Director”) to occupy a position on the Board, so long as the then outstanding Notes, Ordinary Shares, and Class B Ordinary Shares held by the Noteholder Majority represent (on an as-converted basis) at least 172,861 Ordinary Shares (as appropriately adjusted for share splits and similar events);
(2) the Share Purchaser Majority shall the right to designate, from time to time, one (1) individual (the “Share Purchaser Director” and with the Note Purchaser Director, the “Investor Directors”) to occupy a position on the Board;
(3) the shareholders of the Company representing a majority in voting power of the Ordinary Shares shall have the right to designate, from time to time, all of the remaining directors on the Board (the “Ordinary Directors”), numbering three or, if the Noteholder Majority or the Share Purchaser Majority is no longer entitled to designate the Note Purchaser Director or the Share Purchaser Director, four or five, as the case may be, provided that at least one of the Ordinary Directors shall be an independent director in that such director shall not be a Related Party or an employee of any Listco Group Company. For the purposes of this Section 2.2(a)(3) only, the Ordinary Shares of the Company shall exclude the Ordinary Shares issued or issuable upon the conversion of any Class B Ordinary Shares.
(b) Each Group Company shall cause, and the Founders, Techfaith BVI and Listco shall cause each Group Company to cause, (i) the WFOE to have a board of directors or similar governing body (the “WFOE Board”), (ii) the size of the WFOE Board at all times be five (5) directors, and (iii) the composition of the WFOE Board to at all times consist of the same persons as directors as those then on the Board.
2.3 Election and Removal of Directors.
(a) With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to keep the size of the Board at five (5) directors, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 2.2, and (iii) against any nominees not designated pursuant to such Section.

(b) Any Person or group of Persons entitled to designate any individual to be elected as a director of the Board pursuant to this Section 2 shall have the right to remove any such director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company in support of the principle that a director on the Board designated pursuant to Section 2.2 shall be removed from the Board with or without cause only upon the vote or written consent of the Person or Persons entitled to designate such director pursuant to Section 2.2, and each such holder further agrees not to seek, vote for or otherwise effect the removal with or without cause of any such director without such vote or written consent. If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any director designated pursuant to Section 2.2 the replacement director to fill such vacancy shall be designated in the same manner, in accordance with Section 2.2, as the director whose seat was vacated. For the avoidance of doubt, any director designated by a Person or a group of Persons to the Board or the WFOE Board pursuant to Section 2.2 shall cease to be a director if such Person or group of Persons no longer has the right to designate a director under Section 2.2, and in such event the Person or group of Persons who designated such director shall cause such director to resign or be removed.
(c) The Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the election or appointment to the WFOE Board of each director designated to serve on the Board pursuant to this Section 2. Upon a request by any Person or group of Persons entitled to designate a director to the Board to remove such director from the Board in accordance with Section 2.3, each Party agrees to vote all voting securities of the Company held or owned thereby to effect removal of such director from the Board, and the Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the removal of such director from the WFOE Board.
2.4 Quorum. The Board and the WFOE Board shall hold no less than one (1) board meeting during each fiscal quarter. A meeting of the Board and the WFOE Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) a majority of all directors of such Group Company then in office, provided that such majority include both Investor Directors, and the Parties shall cause the foregoing to be the quorum requirements for the Board and the WFOE Board. Notwithstanding the foregoing, if notice of the board meeting has been duly delivered to all directors of the Board or the WFOE Board seven days prior to the scheduled meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company, and the number of directors required to be present under this Section 2.4 for such meeting to proceed is not present within one half hour from the time appointed for the meeting solely because of the absence of the Investor Directors, each holder of voting securities of the Company, or the applicable Group Company, as the case may be, shall procure that the directors present at the meeting shall adjourn the meeting to the third following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors one day prior to the adjourned meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company and, if at the adjourned meeting, the number of directors required to be present under this Section 2.4 for such meeting to proceed is not present within one half hour from the time appointed for the meeting solely because of the absence of such Investor Director, then the presence of such Investor Director shall not be required at such adjourned meeting.
2.5 Management. All day-to-day operations and major transactions of the Company shall be directed by the Board.

2.6 Expenses. The Company will promptly pay or reimburse each non-employee Board member and each non-employee WFOE Board member for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.
2.7 Shareholder Meeting. The Noteholder Majority shall have right to send one representative of each holder of a Note in their capacity as a noteholder, if such holder is not also a shareholder, to attend each general or special meeting of the shareholders of the Company in a nonvoting observer capacity, and the Company shall send to each such holder copies of all notices, minutes, consents and any other documents or information that the Company provides to its shareholders at the same time when it provides to its shareholders.
SECTION 3 INFORMATION RIGHTS
3.1 Information Rights. Subject to compliance with applicable Laws, the Group Parties shall deliver or cause to be delivered to each of the Investors:
(a) as soon as practicable, but in any event within forty five (45) days after the end of each fiscal year of the Company, consolidated and consolidating income statements and statements of cash flows for the Group for such fiscal year and consolidated and consolidating balance sheets and accounts receivable aging reports for the Group as of the end of such fiscal year, all prepared in accordance with PRC GAAP and audited and certified by the Auditors;
(b) as soon as practicable, but in any event within thirty (30) days after the end of each month of the Company, unaudited income statements and statements of cash flows for the Group Companies for such month (and, in the case of a month that is a fiscal quarter end, for such fiscal quarter) and unaudited balance sheets for the Group Companies as of the end of such month, all prepared in accordance with PRC GAAP; and
(c) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, an annual budget and business plan in English for the succeeding fiscal year for the Group (the “Annual Budget and Business Plan”), setting forth: the projected balance sheets, income statements and statements of cash flows for each month during such period of each Group Company; the projected budget for operation of business; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit for each month during such period; all payments projected to be made not in the ordinary course of business consistent with past practice by any of the Group Companies; and all other material matters relating to the operation, development and business of the Group Companies.
3.2 Inspection Rights. Subject to compliance with applicable Laws, the Group Parties shall permit each of the Investors, and/or their authorized representatives or advisors, to visit and inspect all of the properties and examine all books of account and records of each Group Company (including any technology reports and contracts) and discuss the affairs, finances and accounts of any Group Company with the directors, officers, employees, accountants, legal counsel and investment bankers thereof, all at such reasonable times with reasonable advance notification by such Investor and at such Investor’s expense. The Group Companies shall provide reasonable assistance to the Investors in connection therewith.

SECTION 4 PROTECTIVE PROVISIONS
4.1 Acts of the Group Companies Requiring Class B Majority Holder Approval. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Group Party shall permit any Group Company to and the Founders shall not permit the Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing by the Class B Majority Holders in advance:
(a) Charter Documents. Any amendment or modification to or waiver under any of the Charter Documents of any Group Company, other than amendments pursuant to and in compliance with Section 12.7 hereof.
(b) Major Transaction. Any Trade Sale, or any other merger, consolidation, amalgamation, scheme of arrangement or other business combination with or into any other Person, or any other transaction involving a Group Company in which the shareholders of such Group Company immediately prior to such transaction do not retain a majority of the voting power of and Control over the surviving entity, or any sale, transfer, assignment, lease, conveyance or otherwise disposal of all or substantially all of its assets in any one transaction or series of transactions, or any reorganization, or any reclassification of share capital.
(c) Dividends; Repurchases. Any declaration, set aside or payment of a dividend or other distribution by any Group Company except for (i) any distribution or dividend with respect to which the sole recipient of any proceeds therefrom is the Company and (ii) any distribution or dividend as specified under Section 3.8 of the Disclosure Schedule under the Purchase Agreement, or the adoption of, or any change to, the dividend policy of any Group Company, or any redemption or repurchase of Equity Securities of a Group Company, except for (x) repurchases of the Notes as provided in the Notes and (y) repurchases from departing employees, directors or officers in accordance with the ESOP.
(d) Security Issuance. Any issuance, sale, or offer to sell by any Group Company of its Equity Securities, except for (i) the issuance of Class B Ordinary Shares upon conversion of the Notes, (ii) the issuance of Ordinary Shares issued upon conversion of the Class B Ordinary Shares issued under the Purchase Agreement or upon conversion of the Notes, (iii) the issuance of Ordinary Shares or options therefor in accordance with the ESOP, and (iv) the issuance of any Ordinary Shares pursuant to a Qualified Public Offering.
(e) ESOP. The adoption, amendment or termination of any employee equity incentive plan or any related agreement or document.
(f) Equity Capital. The alteration or re-organization of the equity capital, including without limitation, any increase, reduction or cancellation of authorized equity capital, or any consolidation, reclassification, subdivision or conversion of, or any alteration of the rights in respect of, any equity capital, other than (i) any alteration to permit the conversion of the Notes or the Class B Ordinary Shares in accordance with the terms under the Notes or the Memorandum and Articles, or (ii) any alteration in preparation for or as a result of a Qualified Public Offering, provided that such alteration under clause (ii) shall not be effective until the consummation of such Qualified Public Offering.
(g) Related Party Transaction. Except as specifically provided for under the Transaction Documents, the entry into any transaction or series of transactions (or the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party.
(h) Bankruptcy and Liquidation. Except pursuant to the Transaction Documents or for the benefit of the holders of the Notes, the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.

(i) Tax and Accounting Policies. Any adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election.
(j) Board. Any change of the size or composition of the board of directors of any Group Company.
(k) Business Scope. Any material change to the business scope, or nature of business of any Group Company, or cessation of any business line of any Group Company.
(l) Re-domestication. The re-domestication, continuance or removal of any Group Company to any other jurisdiction except for the migration of the Company from the British Virgin Islands to the Cayman Islands through registration by way of continuation.
4.2 Acts of the Group Companies Requiring Investor Director Approval. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Group Party shall permit any Group Company to and the Founders shall not permit the Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by both Investor Directors:
(a) Annual Budget and Business Plan. The adoption of the Annual Budget and Business Plan or any deviation from or amendment to the Annual Approved Budget then in effect (including without limitation, any capital expenditures or commitments therefor, or any research and development expenditures or commitments therefor in excess of the amounts provided for in the Approved Annual Budget then in effect) unless such deviation is in an amount no more than US$150,000 in excess of the amounts provided for in the Approved Annual Budget then in effect, individually or in the aggregate with other deviations;
(b) Senior Management. The appointment or removal of the chief executive officer, chief financial officer, the president, a vice president, the chief operating officer, the chief technical officer, the chief sales and marketing officer, or any other employee with responsibilities similar to any of the foregoing or any change in the compensation package of any such person.
(c) Indebtedness; Liens. Any incurrence of any Indebtedness in excess of US$200,000, or any guarantee in one transaction or a series of related transactions for an aggregate amount in excess of US$200,000, or the grant of any security interest, pledge, mortgage, lien or other encumbrance in excess of US$200,000 on any assets of any Group Company except for (i) Permitted Liens or (ii) pursuant to the Security Documents.
(d) Purchases; Disposals. (i) Any purchase or acquisition of any business and/or assets with the aggregate purchase price in excess of US$200,000 except as specifically pre-approved in the Approved Annual Budget, or (ii) the sale, transfer, lease, license, assignment, conveyance, or disposal, whether directly or indirectly, of any material property (tangible or intangible such as Intellectual Property rights), assets or business with a fair market value or book value in excess of US$200,000, other than (i) inventory in the ordinary course of business or (ii) as specifically pre-approved in the Approved Annual Budget or (iii) pursuant to the Security Documents or the Notes.
(e) Investments, Partnerships and Joint Ventures. (i) The subscription, purchase or acquisition of any interest in, or any contribution to, any Person, (ii) the establishment of any new Group Company or any new Subsidiary, or (iii) the entry into any partnership, joint venture or consortium.

(f) Auditors and Fiscal Year. The appointment and removal of the Auditors or the auditors for any other Group Company, or change of the term of the fiscal year for any Group Company.
(g) Litigation. The commencement or settlement of any Action (other than any Action involving one or more of the Investors) involving any Group Company where the amount in dispute is more than US$200,000 or which may impose restrictions on any Group Company or the conduct of its businesses.
(h) Material Contracts. Entry into, termination, or material modification or waiver of, or material amendment to, any Material Contracts (except for each Note if approved by the holder of such Note) or Controlling Documents.
SECTION 5 RESTRICTIONS ON TRANSFER OF SHARES
5.1 Transfer of Shares by Techfaith BYI or Listco. Each of Techfaith BVI and Listco agrees that it will not, directly or indirectly, sell, assign, transfer, pledge, hypothecate or otherwise encumber, convey, or otherwise dispose of, or suffer to exist any Lien on (whether by operation of law or otherwise) (each, a “Transfer”) any interest it now or hereafter holds (directly or indirectly) in the Equity Securities of the Company or Techfaith BVI, respectively, including, without limitation, any interest in any of the economic benefits arising from or in connection with any such interest owned, unless each of the following are satisfied: (a) the Class B Majority Holders give an informed written consent to such Transfer in advance, (b) the Transfer is in compliance with all applicable Laws, (c) where the Person acquiring such Equity Securities is not already a party to this Agreement, such Person shall have executed and delivered to each of the other Parties hereto an original copy of the Instrument of Accession agreeing to be bound by this Agreement, in substantially the form attached hereto as Exhibit A (the “Instrument of Accession”), and (d) in connection with such Transfer, the transferor shall have complied with all of the provisions set forth in Section 5.3.
5.2 No Recognition. Any purported Transfer that does not comply with the provisions of this Agreement shall be null and void, and neither the Company nor Techfaith BVI nor any other Party shall register or recognize any such purported Transfer. Within five Business Days after registering any Transfer on the books of the Company or Techfaith BVI, the Company or Techfaith BVI, as the case may be, shall send a notice to the Investors stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and the class of the Equity Securities involved.
5.3 Right of First Refusal and Co-Sale Rights of Investors.
(a) Right of First Refusal.
(1) Transfer Notice. In the event Techfaith BVI proposes to Transfer Equity Securities of the Company, or Listco proposes to Transfer Equity Securities of Techfaith BVI, to any Person, then Techfaith BVI, or Listco, as the case may be (the “Transferor”), shall give each Investor a written notice of its intent to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), including, without limitation, the number and class of Equity Securities to be sold or transferred, (ii) the identity (including name and address) of any prospective transferee, and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from each prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(2) Investors’ Option.
(A) Each Investor shall have an option for a period of thirty (30) days from its receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Investor may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Transferor in writing, before expiration of the thirty-day period as to the number of such Offered Shares which it wishes to purchase. For purposes of this clause (A), each Investor’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Ordinary Shares (assuming the exercise, conversion and exchange of all Ordinary Share Equivalents) owned by such Investor on the date of the Transfer Notice shall be the numerator and the total number of Ordinary Shares (assuming the exercise, conversion and exchange of all Ordinary Share Equivalents) held by all Investors on the date of the Transfer Notice shall be the denominator.
(B) If any Investor fails to exercise in full its option to purchase its pro rata share of the Offered Shares, the Transferor shall give written notice (a “Reallotment Notice”) to each Investor who has fully exercised its option to purchase a pro rata portion of the Offered Shares. The Reallotment Notice shall include all of the information and certifications required in a Transfer Notice and briefly describe such Investor’s rights of reallotment. The Reallotment Notice shall further identify the portion of the Offered Shares in respect of which any Investor has failed to exercise its right of first refusal (the “Reallotment Shares”).
(C) Each Investor entitled to receive a Reallotment Notice (a “Participating Investor”) shall have an option to purchase, at the same price and subject to the same material terms and conditions as described in any Reallotment Notice, the Reallotment Shares described in such Reallotment Notice; provided if such Investors collectively desire to purchase more than the Reallotment Shares, the Reallotment Shares shall be allocated among them according to their pro rata share (or such other allocation as they may agree to, provided that such Investors shall notify the Transferor of such agreement). Such option shall be exercisable by each Participating Investor by notifying the Transferor in writing, within thirty (30) days after delivery to the Participating Investor of the Reallotment Notice (a “Reallotment Period”). For purposes of this clause (C), each Participating Investor’s pro rata share of the Reallotment Shares shall be a fraction of the Reallotment Shares, of which the number of Ordinary Shares (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by such Participating Investor on the date of the Transfer Notice shall be the numerator and the total number of Ordinary Shares (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) held on the date of the Transfer Notice by all Participating Investors electing to purchase Reallotment Shares shall be the denominator.
(D) Each Investor shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Investor notifies the Transferor of such allocation.

(E) If any Investor exercises its option under this Section 5.3(a)(2) to purchase any Offered Shares, then payment for such Offered Shares shall be made by wire transfer, against delivery of the Offered Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the expiration of any period for exercise by such Investor of its right of first refusal with respect to the Offered Shares and all periods for exercise by the Investors of any right of reallotment.
(b) Right of Co-Sale.
(1) Within fifteen (15) days after expiration of the time for exercise by the Investors of any rights of first refusal hereunder (and any right of reallotment) in respect of the Offered Shares, the Transferor shall give written notice to each Investor which has not exercised a right of first refusal in respect of the Offered Shares, which notice shall indicate the number of the Offered Shares as to which the Investors did not exercise their rights of first refusal (the “Co-Sale Shares”) and advise such Investor of its co-sale rights with respect to such Co-Sale Shares. Each such Investor (a “Selling Investor”) that notifies the Transferor in writing within fifteen (15) days after receipt of the co-sale notice shall have a right to participate in any sale by the Transferor of the Co-Sale Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Investor’s notice to the Transferor shall indicate the number of Equity Securities the Selling Investor wishes to sell under its right to participate.
(2) To the extent one or more of the Selling Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.
(3) Each Selling Investor may elect to sell up to such number of the Equity Securities in the Company held thereby equal to the product of (i) the aggregate number of Ordinary Shares covered by the co-sale notice delivered by the Transferor (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) and (ii) a fraction, the numerator of which is the number of Ordinary Shares (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by the Selling Investor on the date of the Transfer Notice, and the denominator of which is the total number of Ordinary Shares (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned (directly or indirectly through wholly-owned subsidiaries) by the Transferor and all of the Selling Investors on the date of the Transfer Notice. For the purpose of this Section 5.3(b)(3), with respect to a Transfer by Listco of any Equity Securities in Techfaith BVI, the aggregate number of Ordinary Shares covered by the Transfer Notice shall be deemed to be the product of (i) the total Ordinary Shares held by Techfaith BVI, and (ii) a ratio by which such number of Equity Securities in Techfaith BVI purported to be Transferred by Listco bear to all Equity Securities in Techfaith BVI held by Listco.
(4) Each Selling Investor shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Investor elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Investor shall convert such Ordinary Share Equivalents into Ordinary Shares and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such Ordinary Shares to the purchaser and contingent on the closing of such transfer.
(5) The share certificate or certificates that a Selling Investor delivers to the Transferor pursuant to Section 5.3(b)(4) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Investor that portion of the sale proceeds to which such Selling Investor is entitled by reason of its participation in such sale.

(6) To the extent that any prospective purchaser prohibits the participation of a Selling Investor exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Equity Securities from a Selling Investor exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Investor all Equity Securities such Selling Investor elects to sell for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.
(c) Non-Exercise of Rights.
(1) To the extent that the Investors have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 5.3(a), and the Investors have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 5.3(b), the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Co-Sale Shares to any third-party transferee identified in the Transfer Notice so long as (i) the terms and conditions (including the purchase price) of such sale are no more favorable than those specified in the Transfer Notice and (ii) such sale complies with the requirements of Section 5.1. Within fifteen (15) days of entering into any agreement to sell Offered Shares to a third-party transferee under this Section 5.3(c), the Transferor shall furnish each Investor with a copy of all agreements relating to such sale.
(2) In the event the Transferor does not consummate the sale or disposition of the Co-Sale Shares within sixty (60) days from the expiration of the Investors’ first refusal rights and co-sale rights, such rights of the Investors shall revive and shall be applicable to any subsequent Transfer of the Co-Sale Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.
(3) The exercise or non-exercise of the rights of the Investors under this Section 5.3 to purchase or participate in the sale of Equity Securities by the Transferor shall not adversely affect their rights to make subsequent purchases of Equity Securities from the Transferor or subsequently participate in sales of Equity Securities by the Transferor.
(d) Valuation of Property.
(1) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, each Investor shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property if it exercises its right of first refusal.
(2) If the Transferor and the Investor(s) cannot agree on the value of such property within thirty (30) days after the Investor(s)’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Investors or, if they cannot agree on an appraiser within forty (40) days after the Investor(s)’ receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing within fifty (50) days after the Investor(s)’ receipt of the Transfer Notice, whose appraisal shall be determinative of such value. The appraisal shall be completed within ten (10) days upon the appointment of the appraiser pursuant to this clause.

(3) The cost of such appraisal shall be shared equally between the Transferor on one side and the Investors electing to exercise their right of first refusal hereunder on the other side (in accordance with their relative pro rata share).
SECTION 6 PRE-EMPTIVE RIGHTS
6.1 General. Each Investor shall have a pre-emptive right to purchase up to a pro rata share of any New Securities which the Company may, from time to time, propose to issue. An Investor’s “pro rata share,” for purposes of this pre-emptive right, shall be determined according to the number of Ordinary Shares (assuming the exercise, conversion or exchange of any Ordinary Share Equivalents) owned by such Investor immediately prior to the issuance of the New Securities in relation to the total number of Ordinary Shares (assuming the exercise, conversion or exchange of any Ordinary Share Equivalents) outstanding immediately prior to the issuance of the New Securities. If any Investor fails to exercise its right hereunder to purchase its full pro rata share of any New Securities, each of the other Investors who has exercised its right to purchase its full pro rata of any New Securities shall have a right of over-allotment to purchase any remaining New Securities on a pro rata basis, determined according to the number of Ordinary Shares (assuming the exercise, conversion or exchange of any Ordinary Share Equivalents) held by such Investor with the over-allotment right immediately prior to the issuance of the New Securities, in relation to the number of Ordinary Shares (assuming the exercise, conversion or exchange of any Ordinary Share Equivalents) held immediately prior to the issuance of the New Securities by all Investors having such over-allotment right.
6.2 Exercise of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor a written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same, and the prospective purchaser of New Securities. Each Investor shall have thirty (30) days after any such Issuance Notice is delivered to exercise its pre-emptive right under this Section 6 to purchase up to its pro rata share of such New Securities, for the price and upon the terms specified in the Issuance Notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased in the exercise of such right. Upon expiration of such thirty-day period, the Company shall give each Investor which has exercised its pre-emptive right to purchase its full pro rata share of such New Securities further written notice, describing any New Securities with respect to which any other Investor has not exercised its pre-emptive right. Each Investor entitled to receive such notice shall have thirty (30) days after such further notice is delivered to exercise its right of over-allotment to purchase any further New Securities on a pro rata basis under this Section 6, for the price and upon the terms specified in the Issuance Notice, by giving written notice to the Company and stating therein the quantity of further New Securities to be purchased in the exercise of such right of over-allotment, provided that the quantity of such further New Securities shall not exceed its pro rata share under its right of over-allotment.
6.3 Sales by the Company. In connection with any proposed issuance of New Securities, for sixty (60) days after the expiration of any period for exercise by the Investors hereto of their pre-emptive right and any right of over-allotment under this Section 6 in respect of such proposed issuance, the Company may sell any New Securities with respect to which the Investors have not exercised such rights, at a price and upon terms no more favorable than specified in the Issuance Notice so long as each purchaser of such New Securities who is not already a party to this Agreement shall have executed and delivered to each of the other parties hereto an instrument of accession joining this Agreement as a party in form and substance reasonably satisfactory to the Investors. In the event the Company has not sold such New Securities within such 60-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investors in the manner provided in Section 6.2 above.

SECTION 7 DRAG ALONG RIGHTS
7.1 Right to Require Compulsory Sale. At any time after the third anniversary of the date hereof, the Class B Majority Holders shall have the right to cause the other shareholders of the Company to enter into a Trade Sale of any Group Company with a third party (“Prospective Purchaser”) in a bona-fide, arm’s length transaction in which the implied valuation of such Group Company in such Trade Sale is no less than US$300,000,000 (a “Compulsory Sale”) on substantially the same terms and conditions as agreed by the Class B Majority Holders. Without limiting the generality of the foregoing, in furtherance of a Compulsory Sale, the Class B Majority Holders (i) may require the migration of the Company to another jurisdiction, (ii) may require the merger, amalgamation or consolidation of any Group Company with or into another Person, (iii) may require all shareholders of the Company to sell all the Equity Securities in the Company held thereby, and (iv) may require any Group Company and/or the Parties hereto to take all such other actions as the Class B Majority Holders may deem appropriate to effect a Compulsory Sale.
7.2 Consummation of Compulsory Sale. Each Party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the Class B Majority Holders may request in furtherance of any proposed Compulsory Sale, including, without limitation:
(a) Being present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) with respect to the Compulsory Sale, or approving, executing and giving all relevant written consents in lieu of a meeting with respect thereto;
(b) Voting all the Equity Securities of the Company held by such Party to approve any resolutions which may be required to consummate such Compulsory Sale;
(c) Voting against any other consolidation, recapitalization, amalgamation, merger, sale of Equity Securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Compulsory Sale;
(d) Not exercising any dissenters’ or appraisal rights or similar rights under applicable Law with respect to such Compulsory Sale; and
(e) Delivering to any representative appointed by the Class B Majority Holders all certificates evidencing any Equity Securities of the Company held by such Party; provided that if any Party shall fail to deliver such certificates to the representative of the Class B Majority Holders as required under this clause, the disposition of any capital shares held by such Party may be effected without such Party’s consent or surrender of its certificate.
7.3 Right of First Refusal. Notwithstanding the foregoing, if and only if the Class B Majority Holders exercise their rights under Section 7.1 and Section 7.2 hereunder, the Founders shall have a right of first refusal to consummate the Compulsory Sale as the purchaser (either directly or indirectly through an acquisition vehicle) at the same price, terms and conditions as applicable to the Compulsory Sale (provided that if any portion of the price is payable by the Prospective Purchaser in a form other than cash, the Founders shall be permitted to pay cash in lieu thereof based on the fair market value thereof) as set forth in the Compulsory Sale Notice. To exercise such right of first refusal, the Founders must deliver, within 10 Business Days of its receipt of a notice from the Class B Majority Holders requiring the Founders to sell their Equity Securities on substantially the same terms and conditions of the Compulsory Sale as agreed by the Class B Majority Holders (the “Compulsory Sale Notice”), an irrevocable, binding offer that is capable of acceptance by the Class B Majority Holders, which offer shall be on terms and conditions, individually and in the aggregate, at least as favorable to the Class B Majority Holders as in the Compulsory Sale described in the Compulsory Sale Notice, and that includes evidence reasonably satisfactory to the Class B Majority Holders (i) of financing sufficient to consummate such transaction by the Founders, and (ii) that all conditions (including approvals) necessary to consummate such transaction by the Founders can be obtained without material cost or delay that is any worse than that in the Compulsory Sale. If the Founders satisfy the foregoing requirements, they shall consummate such transaction in accordance with therewith; otherwise, the Founders’ rights under this Section 7.3 shall be deemed void with respect to such Compulsory Sale.

SECTION 8 REGISTRATION RIGHTS
8.1 Registration Rights. The Parties hereby acknowledge and agree to the terms set forth in “Appendix A-1 Listco Registration Rights” and “Appendix A-2 Company Registration Rights” attached hereto, making provision for certain registration rights, and such terms in Appendix A-1 and Appendix A-2 form an integral part of this Agreement and are binding on the Parties as if such terms were set forth in the body of this Agreement.
SECTION 9 ADDITIONAL UNDERTAKINGS
9.1 SAFE Registration. Each of the Founders shall file within thirty (30) calendar days after the Closing with the Beijing branch of SAFE an amendment to his existing offshore investment foreign exchange registration in relation to the transactions contemplated under the Transaction Documents in accordance with the SAFE Rules and Regulations, and procure the completion of such registration as soon as practicable. If any holder or beneficial owner of any Equity Security of the Company (each, a “Security Holder”) is a “Domestic Resident” as defined in Circular 75 and Notice 106 and is subject to the SAFE registration or reporting requirements under Circular 75, the Group Parties and the Founders shall use their best efforts to promptly obtain a Power of Attorney in the form attached hereto as Exhibit B from such Security Holder, and the Group Parties and the Founders shall use their best efforts to cause the designated representative under such Power of Attorney to promptly take such actions and execute such instruments on behalf of such Security Holder to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations, and in the event such Security Holder fails to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations, the Group Parties and the Founders shall use their best efforts to promptly cause such Security Holder to cease to be a holder or beneficial owner of any Equity Security of the Company. The Group Parties and the Founders shall, and shall cause all the other Group Companies to, fully comply with all applicable PRC Laws relating to the filing, registration and reporting to SAFE or any of its local branches with respect to any foreign exchange transactions, investments, changes or occurrence of significant events.
9.2 Controlling Documents. The Group Parties shall ensure that each party to the relevant Controlling Documents fully perform its/his/her respective obligations under the Controlling Documents and carry out the terms and the intent of the Controlling Documents. If any the Controlling Documents become illegal, void or unenforceable under PRC Laws after the date hereof, the Parties shall devise a feasible alternative legal structure reasonably satisfactory to the Class B Majority Holders which gives effect to the intentions of the parties in each Controlling Document and the economic arrangement thereunder as closely as possible.
9.3 Internet Publishing License. As soon as practicable following the Closing, the Operating Company shall, and the Group Parties shall cause the Operating Company to obtain the Internet publishing license in relation to the business of online games from the relevant PRC Governmental Authority in accordance with the applicable Laws.
9.4 Qualified Public Offering. The Group Parties shall use best efforts to accomplish a Qualified Public Offering within three (3) years following the date of this Agreement.
9.5 Control of Subsidiaries. The Company shall institute and keep in place such arrangements as are reasonably satisfactory to the Investors such that the Company (i) will at all times control the operations of each other Group Company, and (ii) will at all times be permitted to properly consolidate the financial results for each Group Company in the consolidated financial statements for the Company prepared under PRC GAAP.

9.6 ESOP. As soon as practicable following the Closing, the Company shall duly establish an equity incentive plan in the form and substance reasonably satisfactory to the Class B Majority Holders (the “ESOP”), providing for the issuance of such number of Ordinary Shares representing no more than 5% of the then total outstanding share capital of the Company immediately following the Closing on a fully diluted basis, to employees, officers, consultants or directors of the Group Companies from time to time and providing that (a) with respect to a particular award under the ESOP, no more than 25% will vest upon the first anniversary of the grant of such award and thereafter will not vest any faster than monthly over the next three (3) years following the first anniversary of such grant, (b) such award in any event will not be exercisable or transferable prior to the Qualified Public Offering, and (c) unvested options will terminate, and unvested shares will be subject to a repurchase right at cost, in any case on termination of the employment or other service, with or without cause.
9.7 Intellectual Property Protection. The Group Parties shall, and shall cause each of the other Group Companies to, take all reasonable steps to protect their respective Intellectual Property rights, including without limitation (a) registering their respective trademarks, brand names, domain names and copyrights, and (b) requiring each employee and consultant of each Group Company to enter into a confidential information and intellectual property assignment agreement and a non-competition and non-solicitation agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their tenure with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably acceptable to the Class B Majority Holders.
9.8 Insurance. If requested by any Investor, the Group Parties shall promptly purchase and maintain in effect, worker’s injury compensation insurance, key man insurance, and other insurance, in any case with respect to the Group’s properties, employees, products, operations, and/or business, each in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, and with operations in the PRC.
9.9 Internal Control System. The Group Parties shall cause each Group Company to maintain the books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets international standards of good practice and is reasonably satisfactory to Class B Majority Holders.
9.10 Director Indemnification. To the maximum extent permitted by the law of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless each of its directors and comply with the terms of the Director Indemnification Agreements, and at the request of any director who is not a party to a Director Indemnification Agreement, shall enter into an indemnification agreement with such director in similar form as the Director Indemnification Agreements. At the request of any director, the Company shall obtain and maintain customary insurance coverage for the directors on commercially reasonable terms.
9.11 Legal Compliance and Ethical Business Practices. The Group Parties shall, and shall cause each other Group Company to, conduct its business in all material respects in compliance with all applicable Laws, and in particular, shall and shall cause each other Group Company, and its Representatives acting on behalf of such company to, comply with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control, and not to, conduct or agree to conduct any business, or enter into or agree to enter into any transaction with, a Prohibited Person.

9.12 Future Significant Holders of Ordinary Shares. Unless waived by the Class B Majority Holders, the Company covenants that it will cause all future holders of more than one percent 1% of the Company’s Ordinary Shares and all future holders of Ordinary Share Equivalents convertible, exchangeable or exercisable for 1% of the of the Company’s Ordinary Shares to join this Agreement as a party. The Parties hereby agree that such future holders may become parties to this Agreement by executing an instrument of accession to this Agreement in a standard and customary form reasonably satisfactory to the Class B Majority Holders, without any amendment of this Agreement, pursuant to this Section 9.12.
9.13 Tax Returns. The Company shall engage a reputable accounting firm reasonably acceptable to the Class B Majority Holders, to prepare all Tax Returns for Taxes payable by all Group Companies.
9.14 United States Tax Matters.
(a) PFIC Compliance. The Parties (other than the Investors) shall, and shall cause each other Group Company to, take such commercially reasonable steps as in compliance with applicable Laws, to avoid classification as a “passive foreign investment company” (a “PFIC”) as defined by the Internal Revenue Code of 1986, as amended (the “Code”), for the current and any future taxable year; provided however, that satisfaction of this provision shall not require the Company or any of the Group Companies to spend cash it currently holds or will acquire in the future other than in the ordinary course of business. Within ninety (90) days from the end of each taxable year of the Company, the Parties (other than the Investors) shall in consultation with a reputable accounting firm determine whether any Group Company was a PFIC in such taxable year (including whether any exception to PFIC status may apply). The Parties (other than the Investors) shall, and shall cause each other Group Company to, make available to the Investors upon reasonable request all information necessary to determine whether any Group Company was a PFIC in any taxable year. If it is determined that a Group Company was a PFIC in such taxable year (or if a Government Authority or an Investor informs the Company that it has so determined), the Company shall, within ninety (90) days from the end of such taxable year of the Company, inform each Investor of such determination and shall provide or cause to be provided such information as an Investor may reasonably request to enable such Investor to comply with any reporting requirements as a result of such determination, including information needed to elect to treat the applicable Group Company as a “qualified electing fund” (within the meaning of Section 1295 of the Code), and a complete and accurate “PFIC Annual Information Statement” for the Company and for any such other Group Company as described in section 1.1295-1(g)(1) of the U.S. Treasury Regulations.
(b) CFC Compliance. To the Knowledge of the Company, other than the Investors and their assignees or transferees, if any, no shareholder that holds (directly or indirectly) 10% or more of the voting power of the share capital of the Company is a “United States person” as defined in Section 7701(a)(30) of the Code. Each Party (other than the Company and the Investors) shall provide prompt written notice to the Company, and the Company shall in turn provide prompt written notice to the Investors, if any such Party becomes a “United States shareholder” as defined in Section 951(b) of the Code with respect to the Company. Within ninety (90) days from the end of each taxable year, the Company shall in consultation with a reputable accounting firm determine whether it is a controlled foreign corporation (“CFC”), as defined in Section 957 of the Code. Each Group Company shall provide to the Investors upon reasonable request (i) any information in its possession concerning its shareholders and, to the Group Company’s actual knowledge, the direct and indirect interest holders in each shareholders, sufficient for the Investors to determine whether or not such Group Company is a CFC; and (ii) in the event any Group Company is determined to be a CFC, any information reasonably requested by the Investors in connection with complying with reporting requirements for U.S. tax purposes. The Parties (other than the Investors) shall, and shall cause any relevant Group Company to, use commercially best efforts to avoid generating for any taxable year in which any Group Company is a CFC, income that would be includible in the income of such Investor pursuant to Section 951 of the Code.

(c) Entity Classification Election. The Parties (other than the Investors), will not, and will cause the other Group Companies not to, take any action inconsistent with their treatment as corporations for U.S. federal income tax purposes without the prior written consent of Investor Directors and will not elect to be treated as other than corporations for U.S. federal income tax purposes. Upon notification by Investor Directors that any Group Company should elect to be classified as partnerships or disregarded entities for United States federal income tax purposes (the “Partnership Election”), the Parties (other than the Investors), if applicable, shall make, or shall cause to be made, the “Partnership Election” by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Parties (other than the Investors), shall not permit the Partnership Election to be terminated or revoked without the written consent of Investor Directors.
(d) Reporting Compliance. The Parties (other than the Investors) shall, and shall procure each other Group Company to:
(1) pay all material Taxes, including withholding Taxes, and meet all other material Tax compliance obligations, in all material respects, including with respect to transfer pricing and evidentiary requirements for transfer pricing), as required under the laws of the jurisdictions where the Group Company operates;
(2) at all times deal at arm’s length with any other Group Company;
(3) retain a reputable accounting firms as may be agreed by Class B Majority Holders to handle all of its Tax compliance matters in all jurisdictions where the Group Company operates, including with respect to the obligations of each Group Company under Section 9.14(a) with respect to the PFIC regime and Section 9.14(b) with respect to the CFC regime;
(4) except with respect to other Group Companies, Listco and their affiliates, refrain from entering into tax sharing agreements or otherwise guarantee another person’s liability with respect to Taxes, and refrain from extending any applicable statute of limitations period in respect of Taxes without the consent of Class B Majority Holders;
(5) provide to the Investors any other information that has not otherwise been described in this Section 9.14 reasonably necessary for the preparation of income Tax returns of any kind whatsoever and reasonably requested by the Investors; and
(6) refrain from entering into any transactions primarily motivated for the purpose of reducing or evading Taxes, without the written consent of Class B Majority Holders.
9.15 Other Tax Matters.
(a) Any and all payments by the Company with respect to any Class B Ordinary Shares and Ordinary Shares currently or hereafter held by the Investors, including any dividend or other distribution with respect thereto, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, imposed under applicable Law (including without limitation any law, rule, code or regulation of the People’s Republic of China or any other non-U.S. Governmental Authority) excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Investor as a result of a present or former connection between such Investor and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Investor’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (any such non-excluded taxes, levies, imposts, deductions, charges, withholdings or liabilities collectively referred to as “International Taxes”). If the Company shall be required to deduct any International Taxes from or in respect of any such payment, (i) the sum payable shall be increased by the amount by which the sum payable would otherwise have to be increased (the “Gross-up Amount”) to ensure that after making all required deductions (including deductions applicable to the Gross-up Amount) the payee would receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount withheld or deducted to the applicable Governmental Authority within the time period required under applicable Law; provided, however, that the Company shall not be required to pay any Gross-up Amount with respect to any International Taxes (A) that are attributable to an Investor’s failure to comply with the requirements of paragraph (d) of this Section or (B) that are imposed on amounts payable to the Investor at the time of the Closing.
(b) The Company and Listco will use their best efforts to ensure that they will not be deemed as a resident enterprise for PRC Tax purposes or otherwise subject to income Tax in the PRC.
(c) The Parties (other than the Investors) agree to jointly and severally indemnify each Investor from and against (i) any Taxes imposed on such Investor by any PRC Government Authority in connection with its investment in the Company, and (ii) any loss, claim, liability, expense, or other damage (including diminution in the value of the Company business or such Investor’s investment in the Company) attributable to (x) any failure to comply with any of the covenants of any Group Company under the Transaction Documents, and (y) any misrepresentation or breach of warranty made in this Agreement. For the avoidance of doubt, investment shall include the Notes.
(d) An Investor that is entitled to an exemption from or reduction in the rate of any withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments in connection with the Ordinary Shares or Class B Ordinary Shares shall deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that such Investor is legally entitled to complete, execute and deliver such documentation and in such Investor’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Investor.
9.16 Ratchet.
(a) In the event that an Investor, on the one hand, and the Company, on the other hand, disagree as to the amount or calculation of Audited Net Income (as defined in the Memorandum and Articles) for Fiscal Year 2009, Fiscal Year 2010, or Fiscal Year 2011 (each as defined in the Memorandum and Articles, each a “Relevant Fiscal Year”), such dispute shall be resolved by the Class B Majority Holders, on the one hand, and the Company, on the other hand, pursuant to Section 12.2, and the resolution pursuant to Section 12.2 shall be final and binding upon all of the Parties.
(b) If any Force Majeure Event in respect of the Company occurs during any Relevant Fiscal Year, and there is sufficient evidence proving that such Force Majeure Event causes the Audited Net Income for such Relevant Fiscal Year to be lower than the applicable Target (as defined in the Memorandum and Articles) for such Relevant Fiscal Year, the Company, on the one hand, and the Class B Majority Holders, on the other hand, shall re-negotiate in good faith an adjustment to the Target for such Relevant Fiscal Year to reflect the effects of such Force Majeure Event, which adjustment as agreed to by the Company, on the one hand, and the Class B Majority Holders, on the other hand, shall be the new Target for such Relevant Fiscal Year.
(c) For purposes of this Section 9.16, “Force Majeure Event” means an unavoidable catastrophe of general applicability beyond the reasonable control of the Company that interrupts the expected course of events and which materially and adversely affects the Company and the performance by the Company of its obligations under the Transaction Documents, such as natural disasters, wars, insurrections, and government restrictions (including the denial or cancellation of an export or other license necessary for the business operation of the Company Group) promulgated or implemented after the date hereof pursuant to a change of applicable Laws.

SECTION 10 UNDERTAKINGS
10.1 Covenants. In further consideration of the Investors’ equity investment in or loans to the Company, and as a material inducement thereto, each of Listco, Techfaith BVI and each Founder hereby undertakes that it shall not, and shall cause all Persons it/he/she Controls (in each case, except for the Group Companies) not to, either solely or jointly with or on behalf of any Person, directly or indirectly, do or permit any of the following without the prior written consent of the Class B Majority Holders:
(a) carry on or be engaged in any Restricted Business, or invest, acquire, or hold more than a 1% interest in, or render any services to, any Person engaged in any Restricted Business, where “Restricted Business” means the business of designing, developing, programming, selling, marketing, distributing, testing, hosting, managing, operating or maintaining online games (including without limitation games on PC platform and/or mobile handset platform);
(b) solicit any person who is or has been at any time a customer of the Group for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit any Person who is or has been at any time a supplier or licensor of any Group Company for the purpose of inducing any such Person to terminate its business relationship with such Group Company;
(c) solicit or entice away or endeavour to solicit or entice away any director, officer, consultant or employee of any Group Company;
(d) divulge to any Person whatsoever (save to the extent required by Law) or use, take away, conceal, destroy or retain for its/his/her own or another’s advantage or to the detriment of any Group Company any of the trade secrets, accounts, financial or trading information or other confidential information which it/he/she may receive or obtain in relation to the businesses, finances, dealings or affairs of any Group Company including any information regarding the products, processes or the customers, licensors, suppliers or agents of any Group Company and including any papers or records howsoever recorded (whether in writing or print or by photographic, electrical, magnetic, symbolic or other means).
10.2 Acknowledgements. Each of Listco, Techfaith BVI and the Founders expressly agree that the limitations set forth in this Section 10 are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any provision of this Section 10 is more restrictive than permitted by the Laws of any jurisdiction in which an Investor or a Group Company seeks enforcement thereof, then this Section 10 will be enforced to the greatest extent permitted by Law. Each of the undertakings contained in this Section 10 shall be enforceable by each Group Company and each Investor separately and independently of the right of the other Group Companies and the other Investors.
10.3 Termination. This Section 10 shall terminate on earliest of (1) the completion of a Qualified Public Offering, (2) the second anniversary of the date when neither Listco nor Techfaith BVI or any Founder or any Affiliate of any of the foregoing, directly or indirectly, has any interest in the Equity Securities of any Group Company, (3) the termination of this Agreement by mutual consent of all Parties, and (4) the sixth anniversary of this Agreement.

SECTION 11 TERMINATION; NO THIRD PARTY BENEFICIARIES; ASSIGNMENTS AND TRANSFERS
11.1 Termination. This Agreement shall terminate upon mutual consent of the Parties hereto. The provisions of Sections 2, 3, 4, 5, 6, 7, and 9 shall terminate on the consummation of the Qualified Public Offering.
11.2 Effect of Termination. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Sections 8, 11, and 12 and Appendix A-1, and Appendix A-2). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.
11.3 No Third Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives. Nothing in this Agreement is intended to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.
11.4 Assignment. No Group Party may assign any of such Party’s rights, benefits or obligations under this Agreement without the prior written consent of the Class B Majority Holders. Each Investor may freely transfer its rights and obligations hereunder to a third party in connection with the transfer (subject to applicable Laws) of Equity Securities of the Company held by such Investor but only to the extent of such transfer, and any such transferee who is not already a party to this Agreement, shall execute and deliver to each of the other Parties hereto an original copy of an instrument of accession becoming a party hereto as a “Share Purchaser” or “Note Purchaser” subject to the terms and conditions hereof. For the avoidance of doubt, each Investor may enter into any swap or other derivatives transaction that transfers to any Person, in whole or in part, any of the economic benefits or risks of ownership of the Equity Securities of the Company held thereby, whether any such transaction is to be settled by delivery of the Equity Securities, in cash or otherwise.
SECTION 12 MISCELLANEOUS
12.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the British Virgin Islands, without regard to conflicts of laws principles thereunder.
12.2 Dispute Resolution.
(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.
(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in New York. The arbitrator may retain an expert who shall be qualified to practice law in the British Virgin Islands in order to advise the arbitrator on the Laws of the British Virgin Islands.
(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 12.2, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 12.2 shall prevail.

(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.
(e) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.
(f) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the British Virgin Islands and shall not apply any other substantive Law.
(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
(h) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
(i) The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:
(1) In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.
(2) The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.
(3) If the Principal Tribunal makes an order for consolidation, it: (A)shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B)shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (a) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 12.2); and (b) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.
(4) Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functi officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(5) The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 12.2 where such objections are based solely on the fact that consolidation of the same has occurred.
12.3 Language. This Agreement has been executed in English language only. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.
12.4 Amendments. Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only by a writing signed by each of (i) the Company, (ii) the Class B Majority Holders, and (iii) shareholders representing more than 75% in voting power of the Company’s issued and outstanding Ordinary Shares held by Parties hereto; provided that any amendment that disproportionately adversely affects any particular Investor as compared to other Investors shall require the consent of such disproportionately adversely affected Investor.
12.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service of international standing, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 12.5). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the earlier of (i) receipt (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.
12.6 Further Assurances. Each Party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, written assurances, instruments and documents as any other Party may reasonably request to give effect to the terms and intent of this Agreement. No Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by it, and each Party will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement.

12.7 Charter Documents. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective. Without limiting the generality of the foregoing, at the request of any holder of a Class B Ordinary Share issued upon conversion of a Note, the Parties shall exercise all voting and other rights and powers to (i) procure amendments to the Charter Documents of the Company to incorporate the provisions of this Agreement reasonably requested by such holder (including but not limited to those relating to board composition, director designation, director removal, Board quorum requirements in Section 2, protective provisions in Section 4, and drag along rights in Section 7) into the Charter Documents and (ii) make such amendments effective as promptly as possible after such request. Notwithstanding the fact that such corresponding provisions in this Agreement are not in any of the Charter Documents for any of the Group Companies on the date hereof, it is the intention of the parties to give such provisions in this Agreement full effect, and each agrees to take such actions as are necessary to make such provisions effective and agrees not to take any actions that impair any such provisions in this Agreement. Furthermore, in the event any consent or other action is required by or permitted to be taken by the Class B Majority Holders or the holders of Class B Ordinary Shares under the Charter Documents of the Company, the Parties agree that the holders of the Notes shall be treated as if they are holders of the Class B Ordinary Shares issuable upon conversion of such Notes for all such purposes.
12.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements with respect to the subject matter hereof.
12.9 Voting Trust. Each Party hereto agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Equity Securities of the Company or deposit any Equity Securities in other voting trust or similar arrangement.
12.10 Severability. If any provision of this Agreement is prohibited by applicable Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
12.11 Remedies Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
12.12 No Presumption. The Parties agree that this Agreement was jointly drafted by them, that each has been represented by counsel in connection with this Agreement, and that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel, and no Party will claim or assert otherwise.

12.13 Aggregation of Shares. All Equity Securities of the Company held or acquired by Affiliates of an Investor shall be aggregated for purpose of determining the availability of any rights under this Agreement.
12.14 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
12.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
12.16 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
12.17 Amendment. The Parties hereby agree that
(a) Recital G of the Purchase Agreement shall be deleted and replaced in full by the following:
“Listco acknowledges that the investment from the Share Purchaser and each Note Purchaser to the Company will bring substantial benefits to the Company and Listco, and at the Closing, Listco will execute and deliver two guarantees in favor of the Investors in the form attached as Exhibit C hereto (collectively, the “Guarantees”) to induce the investment from the Share Purchaser and the Note Purchasers”.
(b) The definition of “Security Documents” in Section 1.1 of the Purchase Agreement shall be deleted and replaced in full by the following:
“Security Documents” means collectively, the Guarantees and Equity Pledge Agreement.
(c) Except as expressly amended by this Section 12.17, the terms and conditions of the Purchase Agreement shall remain in full force and effect.
[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: LEO TECHNOLOGY LIMITED

By:	/s/ Dong Defu Name: Dong Defu
Capacity: Director

Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LISTCO:

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED

By:	/s/ Dong Defu Name: Dong Defu
Capacity: Director

Address: P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

TECHFAITH BVI:

TECHFAITH WIRELESS TECHNOLOGY GROUP LIMITED

By:	/s/ Dong Defu Name: Dong Defu
Capacity: Director

Address: No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WFOE:

TECHFAITH INTERACTIVE TECHNOLOGY (BEIJING) LIMITED ()

By:	/s/ Dong Defu Name: Dong Defu
Capacity: Chief Executive Director

Address: No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OPERATING COMPANY:

BEIJING TECHFAITH INTERACTIVE INTERNET TECHNOLOGY LIMITED ()

By:	/s/ Yue Hongmei Name: Yue Hongmei
Capacity: Director

Address: No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDERS:

/s/ He Changke

He Changke ()

PRC Identification Card No: 120112196201091312

Address:

No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015

By:	/s/ Huo Baozhuang

Huo Baozhuang ()

PRC Identification Card No: 650300710513401

Address:

No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDERS:

/s/ Liu Cangsong

Liu Changsong ()

PRC Identification Card No: 110108197104278917

Address:
No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015

By:	/s/ Dong Defu

Dong Defu ()

PRC Identification Card No: 220224197107242611

Address:

No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDERS:

/s/ Liu Cangsong

LIU Cangsong ()

PRC Identification Card No: 110108197104278917

Address:

No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015

By:	/s/ Dong Defu Dong Defu ()

PRC Identification Card No: 220224197107242611

Address:

No. 10A, Tower D2, IT Park, Electronics Town, Jiu Xian Qiao North Road, Chao Yang District, Beijing, China 100015
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

IDG-ACCEL CHINA GROWTH FUND II L.P.

By: IDG-Accel China Growth Fund II Associates L.P., its General Partner;

By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner;

By:	/s/ Chi Sing Ho Name: Chi Sing Ho Capacity: Authorized Signatory

Address:

c/o IDG VC Management Ltd. Unit 1509, The Center 99 Queen’s Road Central, Hong Kong Attn: Chi Sing HO Fax: 852-2529 1619

with a copy to: Room 616, Tower A, COFCO Plaza, 8 Jianguomennei Dajie Beijing, 100005, P.R. China Attn: Mr. Xiaobing Yin Fax: 8610-8512 0225
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IDG-ACCEL CHINA INVESTORS II L.P.

By: IDG-Accel China Growth Fund GP II Associates L.P., its General Partner

By:	/s/ Chi Sing Ho Name: Chi Sing Ho
Capacity: Authorized Signatory

Address:

c/o IDG VC Management Ltd. Unit 1509, The Center 99 Queen’s Road Central, Hong Kong Attn: Chi Sing Ho Fax: 852-2529 1619

with a copy to: Room 616, Tower A, COFCO Plaza, 8 Jianguomennei Dajie Beijing, 100005, P.R. China Attn: Mr. Xiaobing Yin Fax: 8610-8512 0225
[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

INFINITI CAPITAL LIMITED

By:	/s/ Deby Loo Name: Deby Loo
Capacity: Director

By:	/s/ Jason Ho Name: Jason Ho
Capacity: Director

Address: 1605, Hutchison House, 10 Harcourt Road, Central Hong Kong
[Signature Page to Investors Rights Agreement]

Schedule I – Founders
LIU Cangsong (), PRC Identification Card: 110108197104278917
DONG Defu (), PRC Identification Card: 220224197107242611
HE Changke (), PRC Identification Card: 120112196201091312
HUO Baozhuang (), PRC Identification Card: 650300710513401

Schedule I-1

Schedule II – Note Purchasers
IDG-Accel China Growth Fund II L.P.
IDG-Accel China Investors II L.P.

Schedule II-1

Appendix A-1 – Listco Registration Rights
SECTION 1 INTERPRETATION
1.1
Definitions. All the capitalized terms used but not defined in this Appendix but that are defined in the Agreement shall have the meanings as set forth in the Agreement. When used in this Appendix, the following terms shall have the meanings ascribed to them below:

“ADS” means American Depositary Shares, with each ADS as of the date of the Agreement representing fifteen (15) Listco Ordinary Shares.
“Applicable Securities Law” means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.
“Commission” means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.
“Depositary” means the depositary in respect of the ADSs of Listco, currently The Bank of New York.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.
“Holders” means the Note Purchasers or any transferee of the Registrable Securities held by any such Note Purchaser and the rights under this Agreement pursuant to Section 6.4 hereof.
“Initiating Holders” means, with respect to a request duly made under Section 2.1 to Register any Registrable Securities, the Holders initiating such request.
“Listco Ordinary Shares” means the ordinary shares of Listco, par value US$0.00002 per share.
“Listco Ordinary Share Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Listco Ordinary Shares or other share capital of Listco, and any option, warrant or other subscription or purchase right with respect to Listco Ordinary Shares or such other share capital.
“Majority Holders” means Holders holding a majority of the Registrable Securities held by all Holders.
“Majority Initiating Holders” means Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders.

Appendix A-1 - 1

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, and the terms “Register” and “Registered” have meanings correlative with the foregoing.
“Registrable Securities” means (i) the Listco Ordinary Shares issuable or issued upon conversion of the Notes, and (ii) any Listco Ordinary Shares issued or issuable as (or issuable upon the conversion, exchange or exercise of any Listco Ordinary Share Equivalent) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Securities referenced in (i), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment in compliance with Section 6.4 hereof.
“Registration Statement” means a registration statement prepared on Forms S-1, S-3, F-1, or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Selling Expenses” means any broker’s commission, underwriter’s discount, concession or commission in connection with the sale of the Registrable Securities.
“Violation” has the meaning ascribed thereto in Section 5.1(a) hereof.
1.2
Interpretation. In addition to the provisions of Section 1.3 of the Agreement, which shall apply to this Appendix, all references in this Appendix to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Appendix, and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Appendix as a whole and not to any particular Section or other subdivision.

1.3
Intent. Section 2 through Section 6 of this Appendix are drafted primarily in contemplation of an offering of Listco Ordinary Shares in the United States of America. The parties recognize, however, the possibility that securities may be qualified or Registered in a jurisdiction other than the United States of America for offering to the public. Accordingly, it is their intention that, whenever this Appendix refers to a law or institution of the United States of America but the parties wish to effectuate qualification or Registration in a different jurisdiction, reference in this Appendix to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question.

SECTION 2 DEMAND REGISTRATION
2.1
Registration. Subject to the terms of this Appendix, at any time after the date of this Agreement, any Holder holding at least 30% or more of the then outstanding Registrable Securities may request Listco in writing to file a Registration Statement providing for the resale of the Registrable Securities that they hold for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000. Such Registration Statement shall be on Form F-3 (except if Listco is not then eligible to register the Registrable Securities on Form F-3, such registration shall be on Form F-1 or such other appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder). Upon receipt of such a request, Listco shall (i) promptly (and in any event within 10 days) give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within twenty (20) days of the receipt of such request, file such Registration Statement covering all Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within ten (10) days after Listco’ s delivery of written notice. Listco shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event no later than twenty (20) after the date of the initial filing of such Registration Statement (if the Commission has not provided comments as part of any review by it related to such Registration Statement) or twenty (20) after all such comments are cleared (if the Commission does provide such comments in which case the Company will respond promptly thereto to clear such comments). Listco shall be obligated to effect no more than one Registrations pursuant to this Section 2.1 within any twelve-month period; provided if the sale of all of the Registrable Securities requested to be included pursuant to this Section 2.1 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one Registration effected by Listco pursuant to this Section 2.1.

Appendix A-1 - 2

2.2 Limitations.
(a) Listco shall not be obligated to Register or qualify Registrable Securities pursuant to Section 2.1 if, within ten (10) days of the receipt of any request of Initiating Holders to Register any Registrable Securities under Section 2.1, Listco gives notice to such Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within sixty (60) days of receipt of that request (other than an Exempt Registration as defined below), provided that Listco is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective.
(b) Listco shall not be obligated to Register or qualify Registrable Securities pursuant to Section 2.1 if, after receiving a request from Initiating Holders pursuant to Section 2.1 hereof, the board of directors of Listco (excluding any interested directors) concludes in good faith that the filing of a registration statement under Section 2.1 would be materially detrimental to Listco and its shareholders in the near future because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving Listco; (ii) require premature disclosure of material information that Listco has a bona fide business purpose for preserving as confidential; or (iii) render Listco unable to comply with requirements under the Securities Act or Exchange Act, and that, as a result, it is in the best interests of Listco and its shareholders to defer the filing of such registration statement at such time, and if Listco furnishes to the Initiating Holders a certificate signed by the Chief Executive Officer of Listco to that effect, then Listco shall have the right to defer such filing for a period of not to exceed ninety (90) days from the receipt of any request duly submitted by Initiating Holders under Section 2.1 to Register Registrable Securities; provided, however, that Listco shall not utilize this right more than once in any one-year period; and provided further that Listco shall not register any Securities for the account of itself or any other stockholder during such period (other than an Exempt Registration).
2.3
Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise Listco as a part of the request, and Listco shall include such information in the written notice to the other Holders described in Section 2.1. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Majority Initiating Holders) to the extent provided herein. All Holders proposing to distribute their Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Listco (which underwriter or underwriters shall be reasonably acceptable to the Majority Initiating Holders). Notwithstanding any other provision of this Appendix, if the managing underwriter advises Listco that market factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell Securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude such number of Registrable Securities from the underwriting as required, but only after excluding all other Securities from the underwriting (including, without limitation, any Securities which Listco may seek to include in the underwriting for its own account). If a limitation of the number of Registrable Securities is required pursuant to this Section 2.3, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders request to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

Appendix A-1 - 3

SECTION 3 PIGGYBACK REGISTRATIONS
3.1
Registration of Listco ’s Securities. Subject to Section 3.3, if Listco proposes to Register for its own account or the account of any other stockholders any of its Securities in connection with the public offering of such Securities, Listco shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within ten (10) days after delivery of such notice, Listco shall include in such Registration any Registrable Securities thereby requested by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by Listco, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by Listco with respect to offerings of its Securities, all upon the terms and conditions set forth herein.

3.2
Right to Terminate Registration. Listco shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by Listco in accordance with Section 4.3.

3.3	Underwriting Requirements.
(a) In connection with any offering involving an underwriting of Listco’s Securities, Listco shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder shall include such Registrable Securities in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by Listco and setting forth such terms for the underwriting as have been agreed upon between Listco and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell Securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting, but only after excluding all other Securities from the underwriting (other than any Securities which Listco may seek to include in the underwriting for its own account) (provided that, notwithstanding anything to the contrary in this Section, in no event shall, after such exclusion, the Registrable Securities included in the underwriting would constitute less than 25% of the total Securities proposed to be sold in the offering), and the number of Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated (i) first, to Listco, (ii) thereafter, among the Holders requesting inclusion of their Registrable Securities in such Registration Statement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration, and (iii) finally to any other stockholders entitled to include Securities in such Registration Statement.

Appendix A-1 - 4

3.4
Exempt Transactions. Listco shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by Listco (i) relating solely to the sale of securities to participants in accordance with an employee benefit plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (collectively, “Exempt Registrations”).

SECTION 4 PROCEDURES
4.1
Registration Procedures and Obligations. Whenever required under this Appendix to effect the Registration of any Registrable Securities held by the Holders, Listco shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and cause that Registration Statement to become effective and not be withdrawn until the date on which all such Registrable Securities have been sold pursuant to such Registration Statement;
(b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all Registrable Securities covered by the Registration Statement;
(c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering;
(e) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(f) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;
(g) Use its commercially best efforts to furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Appendix, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Appendix, (i) an opinion, dated the date of the sale, of the counsel representing Listco for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of Listco, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;
(h) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Listco Ordinary Shares are traded; and

Appendix A-1 - 5

(i) Take all reasonable action necessary to: (a) cause the Depositary to accept the deposit of the Registrable Securities into the deposit facility to issue ADSs (or receipts) representing such Registrable Securities; and (b) cause the Depositary to register with the SEC (to the extent necessary) such ADSs and to maintain the effectiveness of a registration statement on Form F-6 relating to the ADSs and an adequate number of ADSs available for issuance thereunder.
4.2
Information From Holder. It shall be a condition precedent to the obligations of the Listco to take any action pursuant to Section 2 or 3 of this Appendix with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Listco such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3
Expenses of Registration. All reasonable expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Appendix shall be borne by Listco. Listco shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 of this Appendix if the Registration request is subsequently withdrawn at the request of the Majority Initiating Holders (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of Listco from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by Listco of such material adverse change, then the Holders shall not be required to pay any of such expenses. All Selling Expenses shall be borne by the holders of the Securities Registered pro rata on the basis of the number of shares Registered.

SECTION 5 INDEMNIFICATION
5.1	Listco Indemnity.
(a) To the extent permitted by applicable law, Listco will indemnify and hold harmless each Holder, such Holder’s officers, directors, legal counsel, each member of the underwriting syndicate and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the applicable Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Listco of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. Listco will reimburse each such Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
(b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Listco (which consent shall not be unreasonably withheld or delayed), nor shall Listco be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in sole reliance upon and in full conformity with written information furnished expressly for use in the Registration Statement by any such Holder, underwriter or controlling Person.

Appendix A-1 - 6

(c) With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom a Person asserting any losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if Listco shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such Person, if required by applicable law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
5.2	Holder Indemnity.
(a) To the extent permitted by applicable law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless Listco, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling Registrable Securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) Listco, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) solely arise out of or are solely based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration.
(b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).
(c) In no event shall any indemnity under this Section 5.2 exceed the net proceeds from the offering received by such Holder.
5.3
Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. Notwithstanding the foregoing, the indemnifying party(ies) may not agree to any compromise or settlement to which the indemnified party has not consented in writing, such consent not to be unreasonably withheld. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

Appendix A-1 - 7

5.4
Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. However, in no event shall any contribution by a Holder under this Section 5.4, together with indemnity by such Holder under Section 5.2, exceed the net proceeds from the offering received by such Holder.

5.5
Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6
Survival. The obligations of Listco and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Appendix, and otherwise.

SECTION 6 ADDITIONAL UNDERTAKINGS
6.1
Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell Securities of Listco to the public without Registration or pursuant to a Registration on Form S-3, Listco agrees to:

(a) make and keep public information available, as those terms are understood and defined in Commission Rule 144, at all times;
(b) file with the Commission in a timely manner all reports and other documents required of Listco under all Applicable Securities Laws; and
(c) promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by Listco that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose Securities may be resold pursuant to Form F-3 (or any successor form thereto), (ii) a copy of the most recent annual or quarterly report (if applicable) of Listco and such other reports and documents as may be filed by Listco with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such Securities without Registration or pursuant to Form F-3 (or any successor form thereto).

Appendix A-1 - 8

6.2
Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Listco shall not, without the prior written consent of the Majority Initiating Holders, enter into any agreement with any holder or prospective holder of any Securities of Listco that would allow such holder or prospective holder (i) to include such Securities in any Registration filed under Section 2 or 3, unless under the terms of such agreement such holder or prospective holder may include such Securities in any such Registration only to the extent that the inclusion of such Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Securities, or (iii) cause Listco to include such Securities in any Registration filed pursuant to the terms hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders.

6.3
Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Appendix at such time in which all Registrable Securities held by such Holder (together with any affiliate of the Holder that is also a holder of the Registrable Securities with whom such Holder must aggregate its sales under Rule 144) can be sold in a single transaction without restriction in compliance with Rule 144.

6.4
Assignment of Registration Rights. The right to cause Listco to Register Registrable Securities pursuant to this Appendix may be assigned by any Holder to a transferee or assignee of such Registrable Securities, provided that: (a) Listco is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Appendix; and (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the transferee or assignee is restricted under Applicable Securities Law. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such Registrable Securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Appendix.

6.5
Conversion of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Appendix, Listco shall have no obligation to Register Registrable Securities which, if constituting Listco Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Listco Ordinary Shares prior to Registration, but Listco shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

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Appendix A-1 - 9

Appendix A-2 –Company Registration Rights
SECTION 1 INTERPRETATION
1.1
Definitions. All the capitalized terms used but not defined in this Appendix but that are defined in the Agreement shall have the meanings as set forth in the Agreement. When used in this Appendix, the following terms shall have the meanings ascribed to them below:

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.
“Commission” means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of American or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.
“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.
“Holders” means the Investors or any transferee of the Registrable Securities held by any such Investor and the rights under this Agreement pursuant to Section 6.4 hereof.
“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.
“IPO” means initial public offering of the Company’s Ordinary Shares on the New York Stock Exchange, the NASDAQ, NYSE Alternext (formerly known as the American Stock Exchange) or any other exchange of recognized international reputation and standing duly approved by the Company’s board of directors (including the Investor Directors).
“Majority Holders” means Holders holding a majority of the Registrable Securities held by all Holders.
“Majority Initiating Holders” means Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders.
“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, and the terms “Register” and “Registered” have meanings correlative with the foregoing.
“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Class B Ordinary Shares (including the Class B Ordinary Shares issuable or issued upon conversion of the Notes), and (ii) any Ordinary Shares issued or issuable as (or issuable upon the conversion, exchange or exercise of any Ordinary Share Equivalent) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Securities referenced in (i), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment in compliance with Section 6.4 hereof.

Appendix A-2 - 1

“Registration Statement” means a registration statement prepared on Forms S-1, S-3, F-1, or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Selling Expenses” means any broker’s commission, underwriter’s discount, concession or commission in connection with the sale of the Registrable Securities.
“Violation” has the meaning ascribed thereto in Section 5.1(a) hereof.
1.2
Interpretation. In addition to the provisions of Section 1.3 of the Agreement, which shall apply to this Appendix, all references in this Appendix to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Appendix, and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Appendix as a whole and not to any particular Section or other subdivision.

1.3
Intent. Section 2 through Section 6 of this Appendix are drafted primarily in contemplation of an offering of Ordinary Shares in the United States of America. The parties recognize, however, the possibility that securities may be qualified or Registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly,

(a) It is their intention that, whenever this Appendix refers to a law or institution of the United States of America but the parties wish to effectuate qualification or Registration in a different jurisdiction, reference in this Appendix to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and
(b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made satisfactory to the Majority Holders to ensure that the spirit and intent of this Appendix will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.
SECTION 2 DEMAND REGISTRATION
2.1
Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Appendix, at any time after an IPO, Holders holding at least 20% or more of the then outstanding Registrable Securities may request the Company in writing to effect the Registration of Registrable Securities that they hold for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$2,000,000. Upon receipt of such a request, the Company shall (a) promptly (and in any event within 10 days) give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within ten (10) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution to the public in such jurisdictions as the Initiating Holders may reasonably request. The Company shall be obligated to effect no more than one Registration pursuant to this Section 2.1 within any twelve-month period; provided if the sale of all of the Registrable Securities requested to be included pursuant to this Section 2.1 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one Registration effected by Company pursuant to this Section 2.1.

Appendix A-2 - 2

2.2
Registration on Form F-3 or Form S-3. Subject to the terms of this Appendix, at any time after an IPO when the Company is entitled to use Form F-3, Form S-3 or a comparable form to Register the requested Registrable Securities, Holders holding at least 20% or more of the then outstanding Registrable Securities may request the Company in writing to file a Registration Statement on Form F-3 or Form S-3 (or any successor form to Form F-3 or Form S-3, or any comparable form for Registration in a jurisdiction other than the United States) for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000. Upon receipt of such a request the Company shall (a) promptly (and in any event within 10 days) give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within ten (10) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holder may reasonably request. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2.

2.3	Limitations.
(a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:
(1) if, within ten (10) days of the receipt of any request of Initiating Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to such Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within sixty (60) days of receipt of that request (other than an Exempt Registration as defined below), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective; or
(2) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(b) If, after receiving a request from Initiating Holders pursuant to Section 2.1 or Section 2.2 hereof, the board of directors of the Company (excluding any interested directors) concludes in good faith, and upon the advise of legal counsel that the filing of a registration statement under Section 2.1 or Section 2.2 would be materially detrimental to the Company and its shareholders in the near future because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, and that, as a result, it is in the best interests of the Company and its shareholders to defer the filing of such registration statement at such time, and if the Company furnishes to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company to that effect, then the Company shall have the right to defer such filing for a period of not to exceed ninety (90) days from the receipt of any request duly submitted by Initiating Holders under Section 2.1 or Section 2.2 to Register Registrable Securities; provided, however, that the Company shall not utilize this right more than once in any one-year period; and provided further that the Company shall not register any Securities for the account of itself or any other stockholder during such period (other than an Exempt Registration).

Appendix A-2 - 3

2.4
Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Majority Initiating Holders) to the extent provided herein. All Holders proposing to distribute their Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Majority Initiating Holders). Notwithstanding any other provision of this Appendix, if the managing underwriter advises the Company that market factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell Securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude such number of Registrable Securities from the underwriting as required, but only after excluding all other Securities from the underwriting (including, without limitation, any Securities which the Company may seek to include in the underwriting for its own account). If a limitation of the number of Registrable Securities is required pursuant to this Section 2.4, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders request to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

SECTION 3 PIGGYBACK REGISTRATIONS
3.1
Registration of the Company’s Securities. Subject to Section 3.3, if the Company proposes to Register for its own account or the account of any other stockholders any of its Securities in connection with the public offering of such Securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within ten (10) days after delivery of such notice, the Company shall use include in such Registration any Registrable Securities thereby requested by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its Securities, all upon the terms and conditions set forth herein.

3.2
Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

Appendix A-2 - 4

3.3	Underwriting Requirements.
(a) In connection with any offering involving an underwriting of the Company’s Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder shall include such Registrable Securities in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell Securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting, but only after excluding all other Securities from the underwriting (other than any Securities which the Company may seek to include in the underwriting for its own account) (provided that, notwithstanding anything to the contrary in this Section, in no event shall, after such exclusion, the Registrable Securities included in the underwriting would constitute less than 25% of the total Securities proposed to be sold in the offering unless such underwriting is for the IPO), and the number of Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated (i) first, to the Company, (ii) thereafter, among the Holders requesting inclusion of their Registrable Securities in such Registration Statement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration, and (iii) finally to any other stockholders entitled to include Securities in such Registration Statement.
3.4
Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in accordance with an employee benefit plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable) duly approved by the board of directors of the Company in accordance with Section 4 of the Agreement (collectively, “Exempt Registrations”).

SECTION 4 PROCEDURES
4.1
Registration Procedures and Obligations. Whenever required under this Appendix to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and cause that Registration Statement to become effective and not be withdrawn until the date on which all such Registrable Securities have been sold pursuant to the Registration Statement;
(b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all Registrable Securities covered by the Registration Statement;
(c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(d) Use its reasonable best efforts to Register and qualify the Registrable Securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdiction;

Appendix A-2 - 5

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering;
(f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;
(h) Use its commercially best efforts to furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Appendix, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Appendix, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and
(i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Ordinary Shares are traded or, in connection with an IPO, the primary exchange upon which the Ordinary Shares will be traded.
4.2
Information From Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 or 3 of this Appendix with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3
Expenses of Registration. All reasonable expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Appendix, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 of this Appendix if the Registration request is subsequently withdrawn at the request of the Majority Initiating Holders (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses. All Selling Expenses shall be borne by the holders of the Securities Registered pro rata on the basis of the number of shares Registered.

Appendix A-2 - 6

SECTION 5 INDEMNIFICATION
5.1	Company Indemnity.
(a) To the extent permitted by applicable law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the applicable Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
(b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in sole reliance upon and in full conformity with written information furnished expressly for use in the Registration Statement by any such Holder, underwriter or controlling Person.
(c) With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom a Person asserting any losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such Person, if required by applicable law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
5.2	Holder Indemnity.
(a) To the extent permitted by applicable law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling Registrable Securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) solely arise out of or are solely based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration.

Appendix A-2 - 7

(b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).
(c) In no event shall any indemnity under this Section 5.2 exceed the net proceeds from the offering received by such Holder.
5.3
Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. Notwithstanding the foregoing, the indemnifying party(ies) may not agree to any compromise or settlement to which the indemnified party has not consented in writing, such consent not to be unreasonably withheld. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4
Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. However, in no event shall any contribution by a Holder under this Section 5.4, together with indemnity by such Holder under Section 5.2, exceed the net proceeds from the offering received by such Holder.

5.5
Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Appendix A-2 - 8

5.6
Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Appendix, and otherwise.

SECTION 6 ADDITIONAL UNDERTAKINGS
6.1
Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell Securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Commission Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s Securities are listed), at all times following ninety (90) days after the effective date its first Registration Statement;
(b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and
(c) at any time following ninety (90) days after the effective date first Registration Statement, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose Securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such Securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).
6.2
Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Majority Initiating Holders, enter into any agreement with any holder or prospective holder of any Securities of the Company that would allow such holder or prospective holder (i) to include such Securities in any Registration filed under Section 2 or 3, unless under the terms of such agreement such holder or prospective holder may include such Securities in any such Registration only to the extent that the inclusion of such Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Securities, or (iii) cause the Company to include such Securities in any Registration filed pursuant to the terms hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders.

6.3
Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Appendix (i) after five years following the consummation of the Qualified Public Offering, or (ii) as to any Holder, when all Registrable Securities held by such Hold (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in a single transaction without restriction in compliance with Rule 144.

Appendix A-2 - 9

6.4
Assignment of Registration Rights. The right to cause the Company to Register Registrable Securities pursuant to this Appendix may be assigned by any Holder to a transferee or assignee of such Registrable Securities, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Appendix; and (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the transferee or assignee is restricted under Applicable Securities Law. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such Registrable Securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Appendix.

6.5
Conversion of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Appendix, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares prior to Registration, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6
Market Stand-Off. Each Holder hereby agrees that, without the prior written consent of the managing underwriter, during the period of duration (not to exceed 180 days) specified by the Company and an underwriter of Ordinary Shares beginning on the date of the IPO, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Securities of the Company held by it immediately prior to the effectiveness of the registration statement for such offering except common stock included, or acquired after, such registration, if and only if all officers, directors and stockholders holding at least 1% of the outstanding Ordinary Shares enter into similar agreements. Any discretionary waiver or termination of the restrictions in this Section 6.6 shall apply to all Holders on a pro rata basis. For purposes of clarity, the obligations described in this Section 6.6 shall not apply to an Exempt Registration.

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Appendix A-2 - 10

Exhibit A Form of Instrument of Accession
THIS INSTRUMENT OF ACCESSION (this “Instrument”) is made as of [Insert Date] by [Insert the Name of the Transferee] (the “Transferee”). Reference is made to that certain Investors Rights Agreement, dated as of June 9, 2009 by and among Leo Technology Limited , a limited liability company organized and existing under the laws of the British Virgin Islands (the “Company”), China Techfaith Wireless Communication Technology Limited, a company organized and existing under the laws of the Cayman Islands (the “Listco”), Techfaith Wireless Technology Group Limited, a company established under the laws of British Virgin Islands which is a directly wholly owned subsidiary of Listco (“TechFaith BYI”), Techfaith Interactive Technology (Beijing) Limited (), a company organized under the laws of the PRC (the “WFOE”), Beijing Techfaith Interactive Internet Technology Limited (), a company organized under the laws of the PRC (the “Operating Company”), the individuals as set forth in Schedule I attached thereto (collectively, the “Founders”), the entities as set forth in Schedule II attached thereto (collectively, the “Note Purchasers”), and Infiniti Capital Limited, a company incorporated under the laws of the British Virgin Islands (the “Share Purchaser”, together with the Note Purchasers, the “Investors”), as amended from time to time, that certain convertible note and share purchase agreement, dated as of May 15, 2009 by and among the Company, the Investors, Listco and the other parties thereto, as amended from time to time (the “Purchase Agreement”), and all the other Transaction Documents (as defined in the Purchase Agreement) currently in effect to which the transferor (the “Transferor”) is a party (collectively, the “Transaction Agreements”). The Transferee, as a condition precedent to becoming the owner or holder of record of [Insert Number of Shares] of [Ordinary Shares] [NAME OF OTHER EQUITY SECURITIES] (the “Transferred Securities”) of the Company, hereby agrees to join each of the Transaction Agreements as a party thereto and to be bound by and hold the Transferred Securities subject to all the obligations of the Transferor under each of the Transaction Agreements as if the Transferee were an original party thereto. This Instrument shall be governed by the internal laws of the State of New York, United States of America.
This Instrument shall take effect and shall become an integral part of each of the Transaction Agreements immediately upon the consummation of the transfer of the Transferred Securities. By signing below, the Company acknowledges receipt of written notice of the assignment to the Transferee of the Transferred Securities.
IN WITNESS WHEREOF, this Instrument has been duly executed by the Transferee as of the date set forth below.

[NAME OF TRANSFEREE]
By:
Name:
Title:

Date:
ACCEPTED:
Leo Technology Limited

By:
Name:
Title:

Exhibit A-1

Exhibit B Form of Power of Attorney
Power of Attorney

Principal :	Name:
ID:
Address:
Post code:
Telephone:

Agent :	Name:
ID:
Address:
Post code:
Telephone:
The Principal intends to exercise the share subscription rights/options granted to it under a certain share subscription certificate/option agreement dated  _____, 200[__], made by the Principal and Leo Technology Limited, a company incorporated under the laws of British Virgin Islands (“BVICo”). Upon satisfaction of the relevant conditions provided under the share subscription certificate/option agreement, the Principal will obtain  _____  common shares of the BVICo, or [__]% of the total issued share capital of the BVICo. The Agent is hereby appointed to conduct any and all foreign currency registration procedures in connection with the exercise of share subscription rights/options provided in the immediately preceding sentence.
The powers granted to the Agent hereunder are limited to making applications, conducting all procedures relating to any declaration, acknowledgement, amendment or waiver, receiving all notices, certificates and other documents, and dealing with all other matters, each in connection with such foreign currency registration.
Principal:                    (Signature)
Dated

Exhibit B-1

Exhibit C Guarantees
GUARANTEE
THIS GUARANTEE is entered into on [•] (this “Guarantee”), by China Techfaith Wireless Communication Technology Limited, a company organized and existing under the laws of the Cayman Islands (“Guarantor”), in favor of and for the benefit of each entity listed on Schedule I attached hereto (each, a “Note Purchaser”, and collectively, the “Note Purchasers”), and Infiniti Capital Limited, a company incorporated under the laws of British Virgin Islands (the “Share Purchaser”, together with the Note Purchasers, the “Guaranteed Parties”).
RECITALS
SECTION 1 Leo Technology Limited , a limited liability company organized and existing under the laws of the British Virgin Islands (the “Guarantor Sub”), is an indirectly wholly owned subsidiary of the Guarantor;
A. The Guarantor Sub seeks to secure an investment from each Guaranteed Party pursuant to a Convertible Note and Share Purchase Agreement dated as of May 15, 2009 with each Guaranteed Party and certain other parties (the “Purchase Agreement”), pursuant to which each Note Purchaser will purchase from the Guarantor Sub, and the Guarantor Sub will sell to each Note Purchaser, upon the terms and conditions stated therein, a senior secured convertible promissory note (each a “Note”, and collectively the “Notes”) in the principal amount set forth opposite such Note Purchaser’s name on Schedule I attached hereto, and the Share Purchaser will purchase from the Guarantor Sub, and the Guarantor Sub will sell to the Share Purchaser, upon the terms and conditions stated therein, 345,722 Class B Ordinary Shares of the Guarantor Sub, par value US$0.01 per share (the “Shares”), for an aggregate consideration of US$10,000,000.
B. Guarantor acknowledges that such investments from the Guaranteed Parties will bring substantial benefits to the Guarantor Sub and Guarantor, and Guarantor agrees to guarantee the Guaranteed Obligations (as defined below) as provided herein for the benefit of the Guaranteed Parties to induce the Guaranteed Parties to enter into and close the transactions contemplated by the Purchase Agreement and to induce the Guaranteed Parties to invest in the Guarantor Sub in accordance with the terms set forth in the Purchase Agreement.
C. Concurrently with and as a condition to the closing contemplated by the Purchase Agreement by the parties thereto, Guarantor hereby executes and delivers this Guarantee in favor of and for the benefit of the Guaranteed Parties.
NOW, THEREFORE, in consideration of the foregoing recitals and to induce the Guaranteed Parties to enter into the Purchase Agreement and to induce the Guaranteed Parties to invest in the Guarantor Sub in accordance with the terms set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees, for the benefit of each Guaranteed Party, as follows:
1. Defined Terms: The following terms shall have the meaning ascribed to them below:
(a) “Guaranteed Obligations” means all liabilities and obligations of the Guarantor Sub under or pursuant to the Investors Rights Agreement entered among the Guarantor, the Guarantor Sub, the Investors and the other parties dated as of the date hereof (the “Investors Rights Agreement”) and under or pursuant to the Equity Pledge Agreement entered between the Guarantor Sub and the Investors dated as of the date hereof (the “Equity Pledge Agreement”), in any case whether now existing or hereafter arising, contracted or incurred, absolute or contingent, liquidated or unliquidated.

Exhibit B-2

(b) “Bankruptcy Proceeding” means with respect to a given Person, any case, proceeding or other action commenced by or against such given Person under any existing or future Law relating to bankruptcy, insolvency, reorganization or relief of debtors from creditors, seeking to have an order for relief entered with respect to any such given Person, or seeking to adjudicate any such given Person bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any such given Person or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for any such given Person or for all or any substantial part of its asset; or seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of the assets of such given Person.
(c) “Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
(d) “Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.
(e) “Laws” means any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all Governmental Order.
(f) “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
(g) “Transaction Documents” has the meaning set forth in the Purchase Agreement.
2. Guarantee.
(a) In order to induce the Guaranteed Parties to enter into the Purchase Agreement and invest in the Guarantor Sub in accordance with the terms thereunder, Guarantor irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the full, complete, due and punctual performance and payment in full of all Guaranteed Obligations when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including payment of amounts that would become due but for the effect of any Bankruptcy Proceeding), whether under the Transaction Documents, by operation of applicable Law or otherwise. The Guarantee is a guaranty of performance and payment when due and not merely of collection. The Guarantee shall be unconditional regardless of any lack of enforceability of any of the Transaction Documents or any Bankruptcy Proceeding with respect to the Guarantor Sub. The Guarantee shall be in addition to and shall not in any way be prejudiced by any collateral or other security now or hereafter held by any Guaranteed Party or by any lien to which any Guaranteed Party may be entitled, including without limitation, the security interest held by the Trustee (as defined in the Equity Pledge Agreement) on behalf of the Note Purchasers under the Equity Pledge Agreement.

Exhibit B-3

(b) The obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of the performance (by payment or otherwise) of the Guaranteed Obligations by the Guarantor Sub is rescinded or recovered directly or indirectly from any Guaranteed Party as a preference, fraudulent transfer or otherwise, and any such Guaranteed Obligations the performance (by payment or otherwise) of which is so rescinded or recovered shall constitute Guaranteed Obligations.
(c) Upon the failure of the Guarantor Sub to perform or pay any of the Guaranteed Obligations when and as the same shall become due, Guarantor will upon demand by any Guaranteed Party perform or cause to be performed such Guaranteed Obligations as are to be performed, and pay in cash or cause to be paid in cash such Guaranteed Obligations as are to be paid, in each case as the applicable Transaction Documents shall provide.
(d) The obligations owed by the Guarantor Sub under the Notes to the holders of the Notes that are guaranteed by the Guarantor in favor of the holders of the Notes in accordance with a separate Guarantee delivered by and among the Parties on the date hereof (the “Senior Guaranteed Obligations”) shall be deemed senior to all Guaranteed Obligations owed by the Guarantor Sub (the “Junior Guaranteed Obligations”), and the Junior Guaranteed Obligations shall be subordinated to the Senior Guaranteed Obligations. For the avoidance of doubt, no holder of any Junior Guaranteed Obligation shall make any claim under this Guarantee against Guarantor with respect to any Junior Guaranteed Obligation, and Guarantor shall not perform or pay any Junior Guaranteed Obligations, in any case unless (i) each Note has ceased to be outstanding by conversion or redemption in full in accordance with the terms of such Note, or (ii) the holders of the Notes have given written consent in respect of such claim.
3. Guarantee Absolute; Continuing Guarantee. The obligations of Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guaranty or surety other than indefeasible payment in full of the Guaranteed Obligations. Each Guaranteed Party may enforce this Guarantee upon the occurrence of any failure of the Guarantor Sub to pay or perform any Guaranteed Obligations notwithstanding the existence of any dispute between the Guarantor Sub and such Guaranteed Party with respect to the existence of such event. The obligations of Guarantor hereunder are independent of the obligations of the Guarantor Sub and any other guarantor, and a separate action may be brought and prosecuted against Guarantor whether or not any action is brought against the Guarantor Sub or any other guarantor. This Guarantee is a continuing guaranty and shall be binding upon Guarantor and its permitted successors and assigns.

Exhibit B-4

4. Actions by Guaranteed Parties. Any Guaranteed Party may from time to time, without notice or demand and without affecting the validity or enforceability of this Guarantee or giving rise to any limitation, impairment or discharge of Guarantor’s Liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of performance (by payment or otherwise) of the Guaranteed Obligations owed to such Guaranteed Party, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations owed to such Guaranteed Party or any agreement relating thereto and/or subordinate the performance (by payment or otherwise) of the same to the performance (by payment or otherwise) of any other obligations, (c) request and accept other guaranties of the Guaranteed Obligations owed to such Guaranteed Party and take and hold security for the payment of this Guarantee or such Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, or exercise any right or remedy with respect to, any security for payment of the Guaranteed Obligations owed to such Guaranteed Party, any other guaranties of such Guaranteed Obligations, or any other obligation of any Person with respect to such Guaranteed Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of such Guaranteed Party (with respect to the Note Purchasers, including without limitation, the security under the Equity Pledge Agreement) in respect of this Guarantee or the Guaranteed Obligations owed to such Guaranteed Party and direct the order or manner of sale thereof, or exercise any other right or remedy that such Guaranteed Party may have against any such security, as such Guaranteed Party in its discretion may determine consistent with any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to such Guaranteed Party under the Transaction Documents, at Law or in equity.
5. No Discharge. This Guarantee and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than performance of such Guaranteed Obligations as are to be performed and by indefeasible payment in full of such Guaranteed Obligations as are to be paid), including the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Notes or the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, (c) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of performance or payments received from any source to the performance or payment of liabilities other than the Guaranteed Obligations, even though any Guaranteed Party might have elected to apply such performance or payment to any part or all of the Guaranteed Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations, (f) any defenses, set-offs or counterclaims that the Guarantor Sub may assert against any Guaranteed Party in respect of the Guaranteed Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent operate to prejudice, affect or discharge this Guarantee.

Exhibit B-5

6. Waivers. Guarantor WAIVES, for the benefit of each Guaranteed Party: (a) any right to require Guaranteed Parties, as a condition of payment or performance by Guarantor, to first have recourse to any other security or rights or taking any other steps or proceedings against the Guarantor Sub or any other person; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Guarantor Sub including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Guarantor Sub from any cause other than indefeasible payment in full of the Guaranteed Obligations; (c) any defense based upon any Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) any principles or provisions of Law, statutory or otherwise, that are or might be in conflict with the terms of this Guarantee and any legal or equitable discharge of Guarantor’s obligations hereunder, (f) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (g) any rights to set-offs, recoupments and counterclaims, and (h) promptness, diligence and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto; (i) notices, demands, presentments, protests under or in connection with any Transaction Document or this Guarantee and notices of any of the matters referred to in Sections 4 and 5 and any right to consent to any thereof; and (j) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guarantee.
7. No Rights of Subrogation, Contribution, Subordination. Until the Guaranteed Obligations shall have been paid in full, Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against the Guarantor Sub or any of its assets in connection with this Guarantee or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against the Guarantor Sub, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Guaranteed Party now has or may hereafter have against the Guarantor Sub, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Guaranteed Party, and (b) any right of contribution Guarantor now has or may hereafter have against any other guarantor of any of the Guaranteed Obligations. Any Indebtedness of the Guarantor Sub now or hereafter held by Guarantor is subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness of the Guarantor Sub to Guarantor collected or received by Guarantor after an Event of Default (as defined in the Notes) has occurred and is continuing shall be held in trust for the Note Purchasers and shall forthwith be paid over to the Note Purchasers ratably in proportion to the principal amount of the Notes held by such Note Purchasers to be credited and applied against the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor shall not be entitled nor shall claim to rank as creditor against the estate in the Bankruptcy Proceeding with respect to Guarantor Sub in competition with any Guaranteed Party.
8. Expenses. Guarantor agrees to pay, or cause to be paid, on demand, and to save Guaranteed Parties harmless against liability for, any and all reasonable costs and expenses (including fees, costs of settlement and disbursements of counsel and allocated costs of internal counsel) incurred or expended by any Guaranteed Party in connection with the enforcement of or preservation of any rights under this Guarantee.

Exhibit B-6

9. Payments.
(a) All payments to be made by Guarantor hereunder shall be made in immediately available funds, in U.S. Dollars and at the place or places in and at which the corresponding sums are payable by the Guarantor Sub under the Transaction Documents. All payments to a Guaranteed Party under this Guarantee shall be made by the Guarantor irrespective of and without deduction for, any counterclaim, defense, recoupment, or set-off and shall be final.
(b) The obligations of Guarantor to make payment in U.S. Dollars as set forth in Section 9(a) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than U.S. Dollars, except to the extent such tender or recovery shall result in the actual receipt by the appropriate party of the full amount of U.S. Dollars due under this Guarantee. The obligations of Guarantor to make payments in U.S. Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in U.S. Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of U.S. Dollars due under this Guarantee, and shall not be affected by the judgment being obtained for any other sums due under this Guarantee.
10. Tax Matters. Any payment made pursuant to this Guarantee shall be made free and clear of and without deduction for any and all Taxes. If Guarantor shall be required by applicable Law to deduct or withhold any Taxes imposed by any taxing authority or other Governmental Authority from or in respect of any sum payable under this Guarantee to any Guaranteed Party, the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this section), such Guaranteed Party receives an amount equal to the sum it would have received had no such deductions or withholdings been required. Guarantor shall pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable Law.
11. Covenants. Guarantor covenants and agrees that if Guarantor or any of its successors or assigns (i) shall consolidate with, amalgamate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Guarantor shall assume all of its obligations set forth in this Guarantee. Guarantor undertakes that its obligations hereunder will constitute direct, unconditional, unsecured, unsubordinated and general obligations of, and will rank at least pari passu with, all other present and future outstanding unsecured indebtedness issued, created, assumed or guaranteed by Guarantor.
12. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guarantee, and no consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of Guaranteed Parties. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
13. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Guaranty.

Exhibit B-7

14. Miscellaneous.
(a) Rights Cumulative; Effect of Certain Waivers. The rights, powers and remedies given to Guaranteed Parties by this Guarantee are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Guaranteed Parties by virtue of Law or equity or in any of the Transaction Documents or any other agreement between Guarantor and one or more Guaranteed Parties. Any forbearance or failure to exercise, and any delay by any Guaranteed Party in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
(b) Headings and Subtitles; Interpretation For all purposes of this Guarantee, except as otherwise expressly herein provided, (i) the terms defined in Section 1 shall have the meanings assigned to them in Section 1 and include the plural as well as the singular, (ii) all references in this Guarantee to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Guarantee, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Guarantee as a whole and not to any particular Section or other subdivision, (v) all references in this Guarantee to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Guarantee, (vi) references to this Guarantee, the Purchase Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (vii) the term “or” is not exclusive, (viii) the term “including” will be deemed to be followed by “, but not limited to,” (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) the expressions “Note Purchaser”, “Share Purchaser” and “Guaranteed Parties” shall include their respective successors, transferees and assigns and any persons deriving title under them, and (xii) the headings used in this Guarantee are used for convenience only and are not to be considered in construing or interpreting this Guarantee.
(c) Severability. If any provision of this Guarantee is prohibited by applicable Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Guarantee or obligations, or of such provision or obligation in any other jurisdiction. Guarantor will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(d) Specific Performance. Guarantor agrees that irreparable damage would occur to each Guaranteed Party in the event any of the provisions of this Guarantee were not performed in accordance with the terms hereof and that each Guaranteed Party is entitled to specific performance (without the posting of any bond) of the terms of this Guarantee in addition to any other remedies at Law or in equity.
(e) Assignment. Guarantor may not assign its rights or delegate its obligations under this Guarantee, in whole or in part without the prior written consent of each Guaranteed Party. Any purported assignment or delegation in violation of the terms of this Guarantee is void. This Guarantee shall inure to the benefit of Guaranteed Parties and their respective successors and assigns.

Exhibit B-8

(f) Notices. Whenever notice is required to be given under this Guarantee, unless otherwise provided herein, such notice shall be given in accordance with Section 8.7 of the Purchase Agreement.
(g) Counterparts. This Guarantee may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.
(h) Governing Law. THIS GUARANTEE SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE CAYMAN ISLANDS, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
(i) No Presumption. Each party agrees that it has been represented by counsel in connection with this Guarantee, and that any applicable Law that would require interpretation of any claimed ambiguities in this Guarantee against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Guarantee, no presumption or burden of proof or persuasion will be implied because this Note was prepared by or at the request of any party or its counsel, and no party will claim or assert otherwise.
(j) Representations and Warranties. Guarantor hereby represents and warrants to the Guaranteed Parties that (i) it has the power and authority to execute, deliver and perform this Guarantee and has obtained all consents, approvals, permits or authorizations in connection with the execution, delivery and performance by it of this Guarantee as required by all applicable Laws, its constitutional documents, and any material contract by which it is bound; (ii) the execution, delivery and performance by it of this Guarantee do not result in a violation of any applicable Laws, its constitutional documents or any material contract by which it is bound; and (iv) this Guarantee is duly authorized, executed and delivered by the Guarantor, and constitutes a valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws of general application affecting enforcement of creditors’ rights generally, and (y) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
15. Dispute Resolution.
(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Guarantee, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.
(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in New York. The arbitrator may retain an expert who shall be qualified to practice law in the Cayman Islands and British Virgin Islands in order to advise the arbitrator on the Laws of the Cayman Islands and British Virgin Islands.

Exhibit B-9

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 15, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 15 shall prevail.
(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.
(e) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.
(f) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Cayman Islands and shall not apply any other substantive Law.
(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
(h) During the course of the arbitral tribunal’s adjudication of the Dispute, this Guarantee shall continue to be performed except with respect to the part in dispute and under adjudication.
(i) Guarantor and the Guaranteed Parties agree to the consolidation of arbitrations under this Guarantee and the Transaction Documents in accordance with the following:
1. In the event of two or more arbitrations having been commenced under any of the Transaction Documents or this Guarantee, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.
2. The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. Guarantor and the Guaranteed Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.
3. If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (a) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 15); and (b) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

Exhibit B-10

4. Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.
5. Guarantor and the Guaranteed Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 15 where such objections are based solely on the fact that consolidation of the same has occurred.
16. Execution as a deed. It is intended that this Guarantee takes effect as a deed. Each party has duly executed this Guarantee as a deed.
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Exhibit B-11

IN WITNESS WHEREOF, each party has duly executed this Guarantee as a deed as of the date first written above.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED

By:

Name:
Capacity:

In the presence of:
Name:
Accepted and Agreed by:
IDG-ACCEL CHINA GROWTH FUND II L.P.
By: IDG-Accel China Growth Fund II Associates L.P., its General Partner;
By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner;

By:

Name:
Capacity: Authorized Signatory
In the presence of:

Name:
IDG-ACCEL CHINA INVESTORS II L.P.
By: IDG-Accel China Growth Fund GP II Associates Ltd., its General Partner;

By:

Name:
Capacity: Authorized Signatory
In the presence of:

Name:
Accepted and Agreed by:
INFINITI CAPITAL LIMITED

By:

Name:
Capacity:
In the presence of:

Name:

Exhibit B-12

SCHEDULE I
NOTE PURCHASERS

Note Purchaser	Principal Amount
IDG-Accel China Growth Fund II L.P.	$9,244,000

IDG-Accel China Investors II L.P.	$756,000